                               PURCHASE AGREEMENT


                            DATED AS OF JUNE 11, 2001


                                 BY AND BETWEEN


                                   MERANT PLC


                                       AND


                        MICRO FOCUS INTERNATIONAL LIMITED

                                TABLE OF CONTENTS


                                                                                                           Page
                                                                                                           ----
ARTICLE 1 PURCHASE AND SALE OF ASSETS........................................................................2

           1.1       Purchase of Assets......................................................................2

           1.2       Limited Assumption of Liabilities.......................................................4

           1.3       Purchase Price..........................................................................5

           1.4       Purchase Price Adjustment...............................................................5

           1.5       Allocation of Purchase Price............................................................7

           1.6       Subsidiary Agreements...................................................................8

           1.7       Maintenance Contracts...................................................................9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER...........................................................9

           2.1       Organization............................................................................9

           2.2       Authorization...........................................................................9

           2.3       No Conflict............................................................................10

           2.4       Completeness of Assets.................................................................10

           2.5       Financial Statements...................................................................10

           2.6       Absence of Undisclosed Liabilities.....................................................11

           2.7       Absence of Certain Facts or Events.....................................................11

           2.8       Property, Leases and Encumbrances......................................................12

           2.9       Acquired Stock.........................................................................13

           2.10      Contracts and Commitments..............................................................13

           2.11      Permits and Authorizations.............................................................14

           2.12      No Violations..........................................................................15

           2.13      No Consents............................................................................15

           2.14      Proceedings............................................................................15

           2.15      Insurance..............................................................................16

           2.16      Proprietary Information and Rights.....................................................16

           2.17      Employee Benefits......................................................................17

           2.18      Employment Matters.....................................................................18

           2.19      Environmental Laws.....................................................................18

           2.20      Taxes..................................................................................19

           2.21      Accounts Receivable; Customers.........................................................20

           2.22      Warranties.............................................................................20

           2.23      No Finders or Brokers..................................................................20

           2.24      No Unlawful Contributions..............................................................21

           2.25      Delivery of Documents..................................................................21

           2.26      Board Recommendation...................................................................21

           2.27      Required Stockholder Vote..............................................................21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................................21

           3.1       Organization...........................................................................21

           3.2       Authorization..........................................................................21

           3.3       No Conflict............................................................................22

           3.4       No Finders or Brokers..................................................................22

           3.5       Investment Representations.............................................................22

           3.6       Litigation.............................................................................23

           3.7       Financing..............................................................................23

ARTICLE 4 COVENANTS OF SELLER...............................................................................23

           4.1       Access.................................................................................23

           4.2       Conduct of Business....................................................................23

           4.3       No Solicitation........................................................................24

           4.4       Intercompany Accounts..................................................................26

           4.5       Third Party Standstill Agreements......................................................26

           4.6       Solicitation of Shareholder Approval...................................................26

ARTICLE 5 MUTUAL COVENANTS OF PURCHASER AND SELLER..........................................................28

           5.1       Post Closing Cooperation...............................................................28

           5.2       Payments With Respect to Accounts Receivable...........................................28

           5.3       Fulfillment of Conditions..............................................................29

           5.4       Further Assurances.....................................................................29

           5.5       Confidentiality........................................................................29

           5.6       Personnel Matters......................................................................30

           5.7       Third Party Consents...................................................................32

           5.8       Public Announcements...................................................................33

           5.9       Certain Notifications..................................................................33

           5.10      Tax Matters............................................................................33

           5.11      Use of Division Names..................................................................35

           5.12      MERANT Name............................................................................35

           5.13      Cooperation Regarding Minimization of Costs............................................36

ARTICLE 6 CONDITIONS OF CLOSING.............................................................................36

           6.1       Conditions of Obligations of Purchaser.................................................36

           6.2       Conditions of Obligations of Seller....................................................39

ARTICLE 7 CLOSING...........................................................................................40

           7.1       Closing Date...........................................................................40

           7.2       Termination of Agreement...............................................................40

           7.3       Effect of Termination..................................................................42

ARTICLE 8 POST-CLOSING......................................................................................42

           8.1       Survival of Representations and Warranties.............................................43

           8.2       Indemnification of Purchaser by Seller.................................................43

           8.3       Indemnification of Seller by Purchaser.................................................44

           8.4       Procedure for Indemnification..........................................................45

ARTICLE 9 MISCELLANEOUS.....................................................................................46

           9.1       Further Actions........................................................................46

           9.2       Expenses...............................................................................46

           9.3       Entire Agreement.......................................................................47

           9.4       Descriptive Headings; Interpretation...................................................47

           9.5       Notices................................................................................47

           9.6       Governing Law..........................................................................48

           9.7       Assignability..........................................................................48

           9.8       Waivers and Amendments.................................................................49

           9.9       Third Party Rights.....................................................................49

           9.10      Severability...........................................................................49

           9.11      Arbitration............................................................................49

           9.12      Specific Performance...................................................................50

           9.13      Counterparts...........................................................................50

        SCHEDULES

        EXHIBIT A            Acquired Subsidiaries

        EXHIBIT B-1          Form of Subsidiary Agreement - Asset

        EXHIBIT B-2          Form of Subsidiary Agreement - Stock

        EXHIBIT C            Form of Transition Services Agreement

        EXHIBIT D            Form of Proprietary Rights Agreement

        EXHIBIT E            Form of Non-competition Agreement

        EXHIBIT F            Form of Assignment and Assumption and Bill of Sale

        EXHIBIT G-1          Form of Trademark Assignment

        EXHIBIT G-2          Form of Copyright Assignment

        EXHIBIT G-3          Form of Patent Assignment

        EXHIBIT H            Form of Opinion of Counsel to Seller

        EXHIBIT I            Form of Opinion of Counsel to Purchaser

                               PURCHASE AGREEMENT

                THIS PURCHASE AGREEMENT (this "Agreement") is dated as of June 11, 2001, by and between Micro Focus International Limited, a company organized under the laws of The British Virgin Islands ("Purchaser") and MERANT plc, a company incorporated in England and Wales (registered no. 1709998, whose registered office is at The Lawn, Old Bath Road, Newbury, Berkshire RG14 1QN, United Kingdom) ("Seller"). Capitalized terms not otherwise defined in this Agreement are used as defined in Appendix A hereto. Unless otherwise stated, all monetary references shall be in the currency of the United States. Any reference in this Agreement to any United States federal or state legal term or concept (including, without limitation, any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than the United States be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

                              W I T N E S S E T H :

                WHEREAS, Seller and its Affiliates are in the business of, among other things, developing, supporting and marketing, licensing and selling (a) legacy transformation and integration products and services for the purpose of providing an enterprise solution to integrate and extend a company's existing business rules, data and processes to the new platforms of e-business and (b) traditional enterprise application development products and services, which business Seller and its Affiliates carry on through their Application Creation and Transformation division (the "Division").

                WHEREAS, Seller and certain of its Affiliates desire to sell, and Purchaser and certain of its Affiliates desire to purchase, all of the assets of the Division hereinafter specified. The purchase and sale of the Division Assets (as defined in Section 1.1(a))will be accomplished by (i) direct purchase, sale and conveyance of certain specified assets and (ii) purchase and sale of all of the issued and outstanding shares of capital stock (the "Acquired Stock") of the direct or indirect subsidiaries of Seller set forth on Exhibit A attached hereto (referred to herein individually as an "Acquired Subsidiary" and collectively as the "Acquired Subsidiaries"), in each case upon the terms and conditions set forth below.

                WHEREAS, the board of directors of Seller, subject to the terms and conditions set forth herein, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interest of the stockholders of Seller, (ii) determined that the consideration to be paid in connection with the transactions contemplated hereby is fair to and in the best interests of the stockholders of Seller, (iii) declared the advisability of this Agreement and the transactions contemplated hereby and approved this Agreement and the transactions contemplated hereby and (iv) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby by such stockholders.

                WHEREAS, Seller and Purchaser each expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.

                NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

                1.1     Purchase of Assets.

                        (a) On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Purchaser or one or more of its Affiliates shall purchase, and Seller or one or more of its Affiliates shall sell, convey, assign, transfer and deliver, free and clear of all Indebtedness and Encumbrances (except for any Permitted Encumbrances) by appropriate instruments of conveyance reasonably satisfactory to Purchaser, all assets, properties, rights, titles and interests of every kind or nature owned, leased, licensed or otherwise held by Seller or its Affiliates (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, real or personal and wherever located, which are exclusively used by, or exclusively for the benefit of, the Division in operating the Business or are exclusively related to the Business, including all of the following assets which are exclusively used by, or exclusively for the benefit of, the Division in operating the Business or are exclusively related to the Business, but excluding all Excluded Assets (nothing herein shall be deemed to require conveyance of any assets that are used by or in any other business of Seller, which assets may be subject to the Transition Services Agreement or one or more other shared facility agreements) (all such assets, whether to be conveyed directly by asset transfer or indirectly by transfer of capital stock of an Acquired Subsidiary, hereinafter referred to as the "Division Assets"):

                                (i)     all accounts receivable and all
correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and accounts receivable from employees and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note;

                                (ii)    all prepayments, prepaid expenses and
other assets (it being agreed that between the date of this Agreement and the Closing Date, the parties will prepare and mutually agree upon a specifically identifiable list of such assets and attach such list hereto as Schedule 1.1(a)(ii));

                                (iii)   all Acquired Stock;

                                (iv)    all interests in leased or subleased
real estate set forth on Schedule 1.1(a)(iv);

                                (v)     all inventories, work in progress and
supplies (it being agreed that between the date of this Agreement and the Closing Date, the parties will prepare and mutually agree upon a specifically identifiable list of such assets and attach such list hereto as Schedule 1.1(a)(v));

                                (vi)    all machinery, equipment, furniture,
automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property (it being agreed that between the date of this Agreement and the Closing Date, the parties will prepare and mutually agree upon a specifically identifiable list of such assets and attach such list as Schedule 1.1(a)(vi));

                                (vii)   all rights existing under all contracts,
agreements and arrangements to which Seller or any of its Affiliates is a party (it being agreed, for avoidance of doubt, that no maintenance contracts shall be transferred, but that such maintenance contracts shall be subcontracted pursuant to Section 1.7) ("Contracts");

                                (viii)  all rights to the employment of the
employees of the Business addressed in a separate letter agreement dated on or about the date hereof between Purchaser and Seller (the "Letter Agreement");

                                (ix)    all lists and records pertaining to
customer accounts (whether past or current), suppliers, distributors, personnel and agents;

                                (x)     all claims, deposits, prepayments,
warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;

                                (xi)    all Division Proprietary Rights,
including, without limitation, an undivided, one-half joint ownership interest in U.S. Patent No. 5745908;

                                (xii)   all Authorizations, but excluding any
such Authorizations that are not transferable;

                                (xiii)  all insurance, warranty and condemnation
net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Division Assets, but only to the extent Purchaser has assumed the related liabilities with respect thereto pursuant to
Section 1.2(a);

                                (xiv)   except as provided in Section 1.1(b)(ii)
below, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;

                                (xv)    all Software Products;

                                (xvi)   all other assets of any kind or nature
which are exclusively used by, or exclusively for the benefit of, the Division in operating the Business or are exclusively related to the Business.

                        (b) Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the assets to be conveyed hereby:

                                (i)     Seller's or its post-Closing Affiliates'
rights under or pursuant to this Agreement;

                                (ii)    Seller's or its post-Closing Affiliates'
general ledger, accounting records, minute books, statutory books and corporate seal, provided that Purchaser shall be given copies of the general ledger and accounting records as such documents exist as of the Closing Date to the extent such documents relate to the Business;

                                (iii)   any right to receive mail and other
communications addressed to Seller or any of its Affiliates relating to the Excluded Assets or the Excluded Liabilities;

                                (iv)    all contracts, agreements, arrangements
and other assets listed on Schedule 1.1(b)(iv) attached hereto;

                                (v)     all intercompany receivables,
investments or other intercompany assets of any kind or nature;

                                (vi)    any maintenance contracts, which will be
handled as set forth in Section 1.7;

                                (vii)   cash, other than any cash in any
Acquired Subsidiary;

                                (viii)  except as otherwise provided herein,
U.K. real estate; and

                                (ix)    any other asset not specified in Section
1.1(a).

Nothing herein will prohibit Seller or any of its Affiliates from causing any Acquired Subsidiary to transfer any asset which is not a Division Asset to Seller or one or more of its other Affiliates.

                1.2     Limited Assumption of Liabilities

                        (a) From and after the Closing, Purchaser or one or more of its Affiliates will assume and agree to pay, defend, discharge and perform as and when due the following specific liabilities and obligations of Seller and its Affiliates, but only to the extent such liabilities and obligations relate to the Business (the "Assumed Liabilities").

                                (i)     all liabilities and obligations of
performance after the Closing under each Contract (other than any performance obligation arising out of, related to, in the nature of or caused by any pre-Closing breach of contract or breach of warranty);

                                (ii)    all liabilities and obligations of
performance after the Closing under each real property lease set forth on
Schedule 1.1(a)(iv) hereto (other than any performance obligation arising out of, related to, in the nature of or caused by any pre-Closing breach of contract or breach of warranty); and

                                (iii)   those accounts payable and accrued
expenses specifically attributable to the Business which would be required to be set forth on or accrued on a Closing Date balance sheet of the Division prepared in accordance with U.S. GAAP, consistently applied in accordance with Seller's past practices (excluding Seller's past practices of allocating such amounts, it being agreed that all such accounts payable and accrued expenses will be specifically identified).

                        (b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto, neither Purchaser nor any of its Affiliates will assume or be liable for any liabilities or obligations of Seller or any of its Affiliates (i) not described in Section 1.2(a) hereof or (ii) arising out of or related to any (A) Taxes, (B) indebtedness for borrowed money or deferred purchase price for property, (C) intercompany payables, loans or other intercompany liabilities of any kind or nature, (D) any Excluded Asset, (E) resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter (unless specifically accrued for in the determination of Actual Tangible Net Book Value included in the Closing Date Balance Sheet, and then only to the extent so accrued) or (F) any deferred revenue liability, which will be treated as specified in Section
1.7 hereof (in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) (the "Excluded Liabilities").

                1.3     Purchase Price.

                        (a) The aggregate purchase price for the Division Assets (including, without limitation, the Acquired Stock) is (i) $62,500,000 (the "Cash Portion") and (ii) the assumption of the Assumed Liabilities ((i) and (ii) collectively referred to as the "Purchase Price"). The Cash Portion will be subject to adjustment as set forth in Section 1.4. On the Closing Date (as defined herein), Purchaser shall pay to the account or accounts designated by Seller, by wire transfer of immediately available funds, an aggregate amount equal to the Cash Portion, as the same may be adjusted as set forth in Section 1.4.

                1.4     Purchase Price Adjustment.

                        (a) Closing Determination. No later than five (5) Business Days prior to the Closing, Seller and Purchaser will confer and make a mutually agreed upon determination of the Division's estimated Tangible Net Book Value as of the Closing (the "Estimated Tangible

Net Book Value") as set forth on a mutually agreed upon estimated Closing Date balance sheet reflecting the assets of the Division being purchased and the liabilities of the Division being assumed. "Tangible Net Book Value" means, except as otherwise set forth in this Section 1.4, the aggregate net book value of the Division Assets, less the sum of (i) the aggregate net book value of all intangible Division Assets and (ii) the aggregate net book value of all liabilities of the Division required to be set forth on the face of a closing date balance sheet, all as determined in accordance with U.S. GAAP applied in a manner consistent with Seller's past practices; it being agreed that (A) the calculation of Tangible Net Book Value will not include accounts receivable related to the delivery of future services, unless a corresponding amount of deferred revenue liability with respect to such accounts receivable is included in the calculation of the Division's liabilities, (B) for avoidance of doubt, the calculation of the assets and liabilities of the Division will include the assets and liabilities of the Acquired Subsidiaries, (C) the calculation of Tangible Net Book Value will not include the benefit of, or the burden of, any asset or liability which inures to the benefit of, or is to be borne by, Seller or its post-closing Affiliates, (D) notwithstanding the agreement of the parties to leave all maintenance contracts related to the Business with Seller and its Affiliates as specified in Section 1.7 hereof and notwithstanding any provision to the contrary contained herein, the determination of Tangible Net Book Value will be made as if all maintenance contracts and the related deferred revenue liabilities with respect thereto are to be transferred to Purchaser and its Affiliates and (E) notwithstanding any provision to the contrary contained herein, the determinations of prepaid assets, inventory and property, plant and equipment, any other fixed assets and any other assets or liabilities to be included in the determination of Tangible Net Book Value will be made based on the specifically identified schedules of such assets made pursuant to Sections 1.1(a)(ii), 1.1(a)(v) and 1.1(a)(vi) hereto or other schedules specifically identifying any such assets and liabilities, in each case as updated to reflect activity through the Closing Date. If the Estimated Tangible Net Book Value is less than $10,000,000, the Cash Portion of the Purchase Price otherwise deliverable to Seller at the Closing will be reduced by an amount equal to such shortfall. If the Estimated Tangible Net Book Value is greater than $10,000,000, the Cash Portion of the Purchase Price otherwise deliverable to Seller at the Closing will be increased by the amount of such excess.

                        (b) Post-Closing Determination. No later than 120 days after the Closing Date, Seller will prepare (it being agreed that the Purchaser's employees and representatives (including PricewaterhouseCoopers) will be entitled to participate in such preparation together with Seller, subject to Seller's overall supervision and control of such preparation) and deliver to Purchaser a Closing Date balance sheet reflecting the assets and liabilities of the Division transferred to and assumed by Purchaser and its Affiliates and reflecting the Tangible Net Book Value of the Division (the "Draft Closing Date Balance Sheet"). If Purchaser disagrees with the calculation of the Tangible Net Book Value of the Division reflected on the Draft Closing Date Balance Sheet, Purchaser may, within 30 days after receipt of the Draft Closing Date Balance Sheet, deliver a notice (an "Objection Notice") to Seller setting forth any such disagreement. If Purchaser does not deliver an Objection Notice within such 30 day period, then the Tangible Net Book Value set forth on the Draft Closing Date Balance Sheet shall be deemed final and conclusive and binding on each of the parties. Purchaser and Seller will use reasonable best efforts to resolve any disagreements as to the calculation of the Tangible Net Book Value of the Division, but if they do not obtain a final resolution no later than 30 days after Seller's receipt of the Objection Notice, Purchaser and Seller will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If Purchaser and Seller are unable to agree on the choice of the Firm, then the Firm will be a "big-five" accounting firm selected by lot (after excluding one firm designated by Purchaser and one firm designated by Seller). Purchaser and Seller will direct the Firm to render a determination within 30 days of its retention and Purchaser, Seller and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts with respect to the Draft Closing Date Balance Sheet set forth in the Objection Notice which Purchaser and Seller are unable to resolve. Purchaser and Seller shall each make written submissions to the Firm promptly (and in any event no later than 15 days after the Firm's engagement), which submissions shall contain such party's computation of the Tangible Net Book Value and information, arguments, and support for such party's position. The Firm shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination will be based on the definition of the Tangible Net Book Value included herein. The determination of the Firm will be conclusive and binding upon Purchaser and Seller. Purchaser and Seller shall each bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (e.g., if Seller makes a claim for $1,000 and Purchaser only contests $500 of the amount claimed by Seller, and if the Firm resolves the dispute by awarding Seller $300 of the $500 contested, then the Firm's costs and expenses will be allocated 60% to Purchaser and 40% to Seller). The Tangible Net Book Value as finally determined pursuant to this Section 1.4(b) is referred herein as the "Actual Tangible Net Book Value" and the final balance sheet on which it is reflected as the "Closing Date Balance Sheet."

                        (c) Post-Closing Adjustment.

                                (i)     Payment by Seller. If the Actual
Tangible Net Book Value is less than Estimated Tangible Net Book Value, Seller will, within five (5) business days after the determination thereof, pay to Purchaser an amount equal to such shortfall, by wire transfer of immediately available funds.

                                (ii)    Payments by Purchaser. If the Actual
Tangible Net Book Value is greater than Estimated Tangible Net Book Value, Purchaser will, within five (5) business days after the determination thereof, pay to Seller an amount equal to such excess, by wire transfer of immediately available funds.

                                (iii)   Dispute. If, pursuant to this Section
1.4, there is a dispute as to the amount of the Estimated Tangible Net Book Value or the amount of the Actual Tangible Net Book Value, then subject to the other terms and conditions of this Section 1.4, Purchaser and Seller shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to this Section 1.4.

                1.5 Allocation of Purchase Price. On or prior to the Closing, Purchaser and Seller will mutually agree upon an allocation of the Purchase Price among the Division Assets, including the Acquired Stock (the "Allocations"), to be set forth on Schedule
1.5 to be attached hereto, subject to adjustment to reflect the actual amounts on the Closing Date Balance Sheet. Each party agrees that it will not, in its tax returns or elsewhere, take a position inconsistent with the Allocations provided for on Schedule 1.5, except as may be required by a final, non-appealable order of a competent governmental authority.

                1.6     Subsidiary Agreements.

                        (a) Seller and Purchaser shall pursuant to, and in accordance with, the terms and conditions of this Agreement enter into, or cause their respective Affiliates to enter into, as soon as reasonably practicable following the date hereof (but in any event prior to the Closing Date) separate agreements (the "Subsidiary Agreements") documenting the purchase and sale of
(i) each portion of the Division Assets (other than the Acquired Stock) and the Assumed Liabilities to be conveyed separately to Purchaser or one or more of its Affiliates and (ii) the Acquired Stock of the Acquired Subsidiaries. Such individual Subsidiary Agreements will be used merely to memorialize the transfer of particular assets to particular Affiliates of Purchaser, it being agreed that notwithstanding any provision in this Agreement to the contrary, all intangible assets of any type or nature (including, without limitation, any Proprietary Rights and any Contracts, but excluding any goodwill, which will be transferred directly to MERANT Asia Limited with a nominal sum ascribed thereto) will be conveyed directly from Seller and its Affiliates (including, without limitation, any of the Acquired Subsidiaries) directly (by direct asset transfer rather than indirectly by transfer of capital stock) to Purchaser (rather than its Affiliates). Except as otherwise set forth herein with respect to intangible assets, the Division Assets situated in the United Kingdom will be transferred by Seller or one or more of its Affiliates to MERANT Asia Limited, a private limited liability subsidiary company incorporated in England and Wales wholly-owned by Seller (the "UK Acquired Subsidiary") prior to Closing (it being agreed that between the date the Reorganization is completed and the Closing Date, all intangible assets situated in the United Kingdom will be made available to the UK Acquired Subsidiary by means of a license arrangement or other arrangement which subcontracts the benefits of such assets to the UK Acquired Subsidiary), which will become one of the Acquired Subsidiaries (the "Reorganization"). As a result of the Reorganization, except as otherwise set forth herein with respect to intangible assets, as of the Closing, the UK Acquired Subsidiary will only hold the Division Assets situated in the United Kingdom, and will be subject to no liability or obligation other than those constituting Assumed Liabilities. Seller shall keep Purchaser fully informed in relation to the form and implementation of the Reorganization and comply with the reasonable requirements of Purchaser in connection with the Reorganization. The Reorganization shall be in a form approved by Purchaser, such approval not to be unreasonably withheld or delayed. Seller shall cause the employment of the employees set forth in the Letter Agreement to be transferred in compliance with applicable law to the UK Acquired Subsidiary prior to the Closing. Each separate Subsidiary Agreement shall reflect an individual allocation of the Purchase Price consistent with Schedule 1.5.

                        (b) The Subsidiary Agreements shall be in substantially the forms attached hereto as Exhibit B-1 and Exhibit B-2, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

                        (c) In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Subsidiary Agreement, the terms and conditions of this Agreement shall prevail.

                1.7 Maintenance Contracts. Purchaser and Seller agree that no maintenance contract related to the Business will be assigned or transferred from Seller or its Affiliates to Purchaser or its Affiliates and except for
Section 1.4, each of Seller and Purchaser will treat such maintenance contracts as retained by Seller and its Affiliates for all purposes, including Taxes. Notwithstanding the foregoing, all benefits of (including the right to all revenues and cash receipts therefrom), and all burdens of, all such maintenance contracts, to the extent related to the Business, will inure to, or be borne by, Purchaser, including Taxes. From and after the Closing, Purchaser and its Affiliates will have the right to renew any such maintenance contracts in their own name and for their own account.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                Seller hereby represents and warrants to Purchaser, as of the date hereof or as otherwise set forth in such representation or the schedules hereto, as follows:

                2.1 Organization. Seller, each of its Affiliates to be party to any agreement contemplated hereby and each Acquired Subsidiary is a corporation properly organized, validly existing and in good standing (to the extent such concept is relevant in any particular jurisdiction) under the laws of its jurisdiction of incorporation, and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller, each of its Affiliates to be party to any agreement contemplated hereby and each Acquired Subsidiary is properly qualified to do business as a foreign corporation and is in good standing (to the extent such concept is relevant in any particular jurisdiction) in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of the Business, except where the failure to be so qualified would not have a Material Adverse Effect.

                2.2 Authorization. The execution and delivery of this Agreement by Seller and the performance by Seller and each of its Affiliates of their respective obligations hereunder have been authorized by all necessary action on the part of Seller, each of its Affiliates and their respective shareholders other than the shareholder approval described in Section 4.6 hereof. No other corporate action or approval is necessary for the execution, delivery or performance of this Agreement by Seller or any of its Affiliates, other than the shareholder approval described in Section 4.6 hereof. Seller and each of its Affiliates has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby to which any such Person is a party. This Agreement has been duly executed and delivered by Seller. This Agreement and each other agreement and instrument to be executed or delivered by Seller or any of its Affiliates constitute, or will constitute when executed and delivered, valid and binding obligations of Seller or such Affiliate, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

                2.3 No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered in connection herewith by Seller or any of its Affiliates nor the consummation of the transactions contemplated hereby or thereby nor the fulfillment by Seller or any of its Affiliates of any of terms contemplated hereby or thereby will, except as described on Schedule 2.3:

                        (a) conflict with or result in a breach by Seller or any of its Affiliates of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (i) any Material Contract (as defined in Section 2.10), (ii) the articles/certificate of incorporation or the bylaws (or equivalent governing documents) of Seller or any of its Affiliates or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity involving Seller or any of its Affiliates;

                        (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Division Assets that would materially affect Purchaser's or its Affiliates' ability to conduct the Business as conducted by Seller and its Affiliates prior to the date of this Agreement; or

                        (c) cause a loss or adverse modification of any Authorization granted by a Governmental Entity to or otherwise held by the Business which is necessary to operate the Business in any respect that would materially affect Purchaser's or its Affiliates' ability to conduct the Business as conducted by Seller and its Affiliates prior to the date of this Agreement.

                2.4 Completeness of Assets. The Division Assets (including, without limitation Software Products and Division Proprietary Rights being transferred to Purchaser and its Affiliates pursuant to this Agreement), the services to be made available to Purchaser and its Affiliates pursuant to the Transition Services Agreement and the other rights being made available to Purchaser and its Affiliates pursuant to this Agreement or the Proprietary Rights Agreement constitute all the assets and services used by Seller and its Affiliates in operating the Business of the Division as it is currently operated by Seller and its Affiliates (exclusive of those services which Seller has made available, but Purchaser has elected not to receive, pursuant to the Transition Services Agreement). The price or cost of each service to be provided to Purchaser and its Affiliates under the Transition Services Agreement does not exceed the historical price or cost of such service as reflected in the Financial Statements (assuming the same levels of activity during the applicable period).

                2.5     Financial Statements.

                        (a) Seller has delivered to Purchaser and attached hereto as Schedule 2.5 the consolidated balance sheet (the "2001 Balance Sheet") and related consolidated statements of operations of the Division as at and for the year ended April 30, 2001, prepared in accordance with U.S. GAAP, consistently applied in accordance with Seller's past practices (the "Financial Statements"). The Financial Statements (including the notes thereto, if any) (i) present fairly the financial position and results of operations of the Division as of the dates and for the periods then ended in accordance with U.S. GAAP, consistently applied in accordance with Seller's past practices and (ii) are in agreement with the books and records of Seller and its Affiliates with respect to the Division.

                        (b) Except as expressly disclosed in Schedule 2.5, the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the ordinary course of business.

                2.6 Absence of Undisclosed Liabilities. The Business does not have, and as of the Closing, will not have, any obligation or liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date, other than: (i) liabilities and obligations reflected on the face of the 2001 Balance Sheet,
(ii) liabilities and obligations incurred in the ordinary course of business (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit or indebtedness for borrowed money), (iii) other liabilities and obligations expressly disclosed (both by description and amount) on Schedule 2.6 and (iv) Excluded Liabilities.

                2.7     Absence of Certain Facts or Events. Except as listed on
Schedule 2.7, since April 30, 2001, Seller and each of its Affiliates have conducted the Business in the ordinary course of business consistent with past custom and practice and there has not been:

                        (a) a Material Adverse Effect suffered by the Business, and during the period from April 30, 2001 through and including the Closing Date, there shall not have been a Material Adverse Effect suffered by the Business;

                        (b) any damage, destruction or loss to any Division Asset, whether tangible or intangible, whether covered by insurance or not, involving losses cumulatively in excess of $500,000;

                        (c) any hiring of new key employees of the Business whose annual compensation exceeds $100,000, any amendment to or entering into of any employment agreement or any increase in the compensation payable or to become payable by the Business to any of its employees whose 2000 annual remuneration exceeded $100,000 or any material increase in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants) or the transfer of any employee of the Business whose 2000 annual remuneration exceeded $100,000 to any other business conducted by Seller or its Affiliates;

                        (d) any sale, assignment, modification or transfer of any contractual rights, claims or other assets of the Business valued at more than $500,000 individually, or $1 million in the aggregate, other than (i) changes to sales or purchase orders, licenses or other customer contracts and changes thereto in the ordinary course of business consistent with past custom and practice and (ii) Excluded Liabilities;

                        (e) any Encumbrance placed on any of the Division Assets, other than any Permitted Encumbrances which would not prevent or materially limit the sale of any Division Asset;

                        (f) any waiver or release of any of the Business' rights of substantial value or any modification or termination of, or claims of any breach under, any Material Contract except those that constitute Excluded Assets;

                        (g) any material transaction entered into or consummated by Seller or any of its Affiliates with respect to the Business, except in the ordinary course of business consistent with past custom and practice;

                        (h) any material addition to or modification of the Benefit Plans of the Business or other arrangements or practices affecting personnel of the Business (other than extensions of coverage thereunder to employees of the Business who became eligible to participate in such Benefit Plans after April 30, 2001 in accordance with the terms thereof or additions or modifications to Benefit Plans not being assumed by the Purchaser); or

                        (i) any obligation or liability incurred by Seller or any of its Affiliates involving any capitalized expenditures of any kind or nature of the Business in excess of $200,000.

                2.8     Property, Leases and Encumbrances.

                        (a) Schedule 2.8(a) hereto accurately sets forth as of April 30, 2001 all material real properties (the "Real Property") used in connection with the Business that are to be transferred as part of the transactions contemplated by this Agreement, whether owned or leased, and contains a list of all material leases, franchises and similar agreements creating, or materially modifying or altering rights to such Real Property, including material zoning or use restrictions. Purchaser understands that Seller will not be transferring the Newbury UK real property as part of the transactions contemplated by this Agreement, and access to such property will only be available pursuant to the Transition Services Agreement. Except as noted on Schedule 2.8(a), Seller or one of its Affiliates has good and marketable title to such owned Real Property, free and clear of all Encumbrances of any nature whatsoever other than Permitted Encumbrances and a valid leasehold interest in Leased Real Property.

                        (b) As of the Closing Date, Seller or one of its Affiliates will have good and marketable title to all material items of machinery, equipment, furniture, and other tangible personal property of the Business constituting Division Assets, free and clear of all Encumbrances of any nature whatsoever other than Permitted Encumbrances.

                        (c) To Seller's Knowledge, the tangible Division Assets in all material respects are in good operating condition and repair, ordinary wear and tear excepted, have been operated, serviced and maintained in accordance with the recommendations and requirements, if any, of the manufacturers thereof and are suitable for the purposes for which they are presently being used, including use in the conduct of the Business.

                2.9     Acquired Stock.

                        (a) Seller or one of its Affiliates is the registered and beneficial owner of that number of shares of Acquired Stock set forth opposite the name of each Acquired Subsidiary described on Schedule 2.9, which constitutes all of the issued and outstanding shares of each class of capital stock of each Acquired Subsidiary. All of the shares of Acquired Stock are validly issued, fully paid and non-assessable, and there are no restrictions with respect to the transfer of the Acquired Stock by Seller or one of its Affiliates to Purchaser or one of its Affiliates, except those imposed by applicable securities or local law. The delivery to Purchaser or one of its Affiliates at Closing of certificates evidencing the Acquired Stock will convey and transfer to Purchaser or one of its Affiliates good, complete and marketable title to the Acquired Stock, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities or local laws and Permitted Encumbrances). Schedule 2.9 sets forth each Acquired Subsidiary's name, its place and date of incorporation, the number of shares of Acquired Stock of such Acquired Subsidiary held by Seller or one of its Affiliates, and the percentage ownership represented by such shares of Acquired Stock (it being agreed that such information will be provided with respect to the U.K. Acquired Subsidiary once it has been formed and is available). Neither Seller nor any of its Affiliates (including, without limitation, each Acquired Subsidiary) is subject to any obligation (contingent or otherwise) with respect to the issuance of any capital stock (or any warrants, options or other rights with respect thereto) of any Acquired Subsidiary or the redemption or repurchase of any such capital stock (or any warrants, options or other rights with respect thereto).

                        (b) The authorized capital stock and the number of shares issued and outstanding with respect to each Acquired Subsidiary is as set forth on Schedule 2.9 hereto. All shares of each Acquired Subsidiary's capital stock are duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of any Acquired Subsidiary which have been issued or granted by or are binding upon any Acquired Subsidiary or any other Person, except for Purchaser's rights as contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Acquired Subsidiary. No Acquired Subsidiary has any wholly-owned, majority-owned or other subsidiaries or any investment in any other Person.

                2.10    Contracts and Commitments.

                        (a) Except as set forth on Schedule 2.10, with respect to the Business, and except for Excluded Assets and Excluded Liabilities, neither Seller nor any of its Affiliates has any: (i) collective bargaining agreements or any agreements or policies that contain or include any severance pay liabilities or obligations; (ii) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Seller or one of its Affiliates on notice of thirty (30) days or less or contains an obligation of Seller or one of its Affiliates to pay more than $100,000 per year; (iii) lease of real or personal property (as lessor or lessee) involving rental payments in excess of $250,000 per annum; (iv) note or other evidence of Indebtedness for borrowed money or the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business consistent with past custom and practice); (v) agreement, contract or commitment relating to capitalized expenditures of any kind or nature involving unpaid obligations in excess of $200,000; (vi) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise involving amounts in excess of $500,000; (vii) license agreement, or any other contract, arrangement or commitment, whether written or oral, with any third party relating to Proprietary Rights (other than (A) license agreements or other contracts for commercially-available third party off-the-shelf software or (B) contracts, arrangements or commitments entered into in the ordinary course of business consistent with past custom and practice); (viii) other contract or agreement which involves payments of $500,000 or more and is not cancelable without penalty or cost by the Business on thirty (30) days or less notice, except for sales orders, licenses with customers, customer contracts or purchase orders entered into in the ordinary course of business consistent with past custom and practice or (ix) contracts specifically set forth on Schedule 6.1(e) attached hereto. Each of the contracts, agreements or commitments required to be disclosed on Schedule 2.10 (including, for avoidance of doubt, each of the items in the aforementioned clause (ix)) is referred to herein as a "Material Contract." Seller has delivered or made available to Purchaser copies of each Material Contract required to be disclosed on Schedule 2.10. Schedule 2.10 also identifies the top ten (10) customers of the Business, based upon annualized sales for the 12 month period ended April 30, 2001.

                        (b) Except as expressly disclosed on Schedule 2.10: (i) neither Seller nor any of its Affiliates is in violation of, nor has Seller or any of its Affiliates received any claim, whether written or oral, that any of them has breached any of the terms or conditions of any Material Contract; (ii) each Material Contract is in full force and effect and is valid, binding and enforceable without any default, breach, waiver or indulgence thereunder by Seller or any of its Affiliates or, to Seller's Knowledge, by any other party thereto; and (iii) to Seller's Knowledge, there are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Material Contract.

                2.11    Permits and Authorizations.

                        (a) All material consents, licenses, permits, grants or other authorizations of a Governmental Entity pursuant to which Seller or any of its Affiliates conduct the Business are collectively referred to herein as "Authorizations". All Authorizations are in full force and effect and constitute all Authorizations required to operate the Division Assets and conduct the Business, except those Authorizations, the lack of which would not materially impair the ability of Purchaser and its Affiliates to conduct the Business in the same manner conducted by Seller and its Affiliates prior to the Closing Date. Except as disclosed on Schedule 2.11(a), to Seller's Knowledge, the Authorizations may be transferred to Purchaser or one of its Affiliates on the

Closing Date. The consummation of the transactions contemplated by this Agreement will not, except as disclosed on Schedule 2.11(a), require any transfer, renewal or notice with respect to any Authorizations.

                        (b) Except as set forth on Schedule 2.11(b), Seller has not been notified of, and is not presently aware of, any factual basis that would give it any reason to believe any Authorization will not in the ordinary course of business be renewed upon its expiration when such Authorization is transferred to Purchaser or one of its Affiliates, or renewed in the name of Purchaser or one of its Affiliates.

                        (c) Except as set forth on Schedule 2.11(c), Seller has not received in writing or, to Seller's Knowledge, otherwise, any claim or assertion that it has breached any of the terms or conditions of any Authorization in such manner (i) as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of the Division as presently conducted or the use of any material Division Asset or (ii) that is reasonably likely to result in a penalty or fee of more than $100,000.

                2.12 No Violations. Except as disclosed on Schedule 2.12 hereto, Seller and each of its Affiliates is and, during Seller's ownership of the Business, has been in compliance in all material respects with each applicable law, statute, order, rule or regulation promulgated or judgment entered against any of them with respect to the Business, the Division or any Division Asset.

                2.13 No Consents. Except as disclosed on Schedule 2.13 hereto, or in connection with customer contracts or leased properties, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by Seller or any of its Affiliates in connection with the execution, delivery or performance by any of them of this Agreement.

                2.14    Proceedings.

                        (a) Schedule 2.14 lists all claims, investigations, suits, actions, arbitrations, mediations and legal or administrative proceedings and governmental investigations (collectively, "Proceedings") relating to the Business or the Division or any Division Asset demanding injunctive relief or involving a claim for damages in excess of $100,000 or any unspecified material claim, which are pending against Seller or any of its Affiliates, to which any of them is a party or as to which any of them has received any written claim or assertion and, to Seller's Knowledge, no such Proceeding has been threatened. Except as set forth on Schedule 2.14, to Seller's Knowledge, there are no facts in existence which are reasonably likely to lead to the instigation of any such Proceeding. Except as set forth on Schedule 2.14, there is no outstanding unsatisfied judgment, order, decree, award, stipulation or injunction of any Governmental Entity against or affecting the Business or the Division or any Division Asset.

                        (b) Except as set forth on Schedule 2.14, there is no Proceeding pending, or to Seller's Knowledge, threatened against Seller or any of its Affiliates seeking to prevent or delay the consummation of the transactions contemplated by this Agreement.

                2.15 Insurance. Seller has insurance coverage under policies that, to the Knowledge of Seller, provide adequate insurance coverage for the Division and the Business until the Closing Date.

                2.16    Proprietary Information and Rights.

                        (a) Schedule 2.16(a) contains a complete and accurate list of all: (i) software products currently licensed or sold by Seller or any of its Affiliates exclusively through the Division (the "Software Products");
(ii) patented or registered Division Proprietary Rights and pending patent applications and other applications for registration of Division Proprietary Rights owned or filed by or on behalf of Seller or any of its Affiliates; and
(iii) trade names, corporate names and material unregistered trademarks, service marks and copyrights included among the Division Proprietary Rights.

                        (b) As of the Closing, Seller or an Affiliate of Seller will own all right, title and interest in and to, or have a valid and enforceable license to use, the Division Proprietary Rights, free and clear of all Encumbrances.

                        (c) Except as indicated on Schedule 2.16(c): (i) to Seller's Knowledge, all of the Division Proprietary Rights are valid and enforceable, (ii) there have been no claims made against, or notices received by, Seller or any of its Affiliates which are currently outstanding alleging or asserting (1) the invalidity, misuse or unenforceability of any Division Proprietary Rights or, with respect to the Business, that Seller or any of its Affiliates violated, infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party (including any demand or request that Seller or any of its Affiliates cease using any Division Proprietary Rights or license any Proprietary Rights from any third party) or (2) that the sale or licensing of any Software Products violated, infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any third party (including any demand or request that Seller or any of its Affiliates cease selling or licensing any such Software Product); (iii) the conduct of the Business has not violated the Proprietary Rights of any third party in any material respect and the continued conduct of the Business as currently conducted will not infringe, misappropriate or otherwise violate the Proprietary Rights of any third party;
(iv) Seller has not received any notices of, and is not aware of any facts which indicate a likelihood of, any material infringement, misappropriation or other violation by any third party with respect to the Division Proprietary Rights;
(v) neither Seller nor any of its Affiliates is in breach or default of any license or other grant of rights with respect to the Division Proprietary Rights; (vi) no third party has been granted any perpetual license to use any Division Proprietary Rights (or the right or option to acquire such a license) other than contracts, arrangements or commitments entered into in the ordinary course of business consistent with past custom and practice; and (vii) all registrations of Division Proprietary Rights with Governmental Entities are valid and subsisting, and are in good standing, and all required filings in respect of the Division Proprietary Rights with any relevant Governmental Entity have been made and all required filing fees have been paid.

                        (d) Seller and each of its Affiliates has taken all commercially reasonable and desirable actions customary in the software industry to maintain and protect the Division

Proprietary Rights owned by it and no loss or expiration of any such Division Proprietary Rights is pending, threatened or reasonably foreseeable except for registered Proprietary Rights expiring at the end of their statutory terms. To the Seller's Knowledge, the owners of any Division Proprietary Rights licensed to Seller or any of its Affiliates have taken all reasonably necessary and desirable actions to maintain the Proprietary Rights that are subject to such licenses.

                        (e) The sale and licensing of the Software Products in the ordinary course of business do not violate or conflict with the terms of the GNU General Public License or any other "copyleft" restrictions.

                2.17    Employee Benefits.

                        (a) Except as set forth on Schedule 2.17, no employee benefit plans (including, without limitation, "plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements (collectively, "Benefit Plans") are maintained or contributed to or required to be contributed to by Seller or any of its Affiliates for the benefit of the Business' employees (or former employees) and/or their beneficiaries. Seller has delivered to Purchaser true and complete copies of all documents pertaining to those items required to be disclosed on Schedule 2.17. Neither Seller nor any of its Affiliates maintains, contributes to or has any liability with respect to any Benefit Plans with respect to the Business' employees other than those disclosed on Schedule 2.17.

                        (b) Seller and each of its Affiliates have timely made all contributions required by law to be made to the Benefit Plans, and have timely filed all reports and other documents required to be filed with respect thereto.

                        (c) There is no contract, agreement or benefit arrangement covering any employee of the Business which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code (the "Code")).

                        (d) All Benefit Plans of the Acquired Subsidiaries and any Affiliate of Seller which is the sponsor of any Benefit Plan required by operation of law to be transferred to Purchaser or one of its Affiliates as a result of the transactions contemplated hereby and the Merant, Inc. 401(k) Plan
(i) have complied in form and operation in all material respects with the applicable requirements of law; and (ii) with respect to each such Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such favorable determination letter. Neither the Seller nor any of its Affiliates (i) has any obligation or liability to provide any post-employment welfare benefits to any employee of the Business (other than as required under Section 4980(B) of the Code) or (ii) contributes to or has any liability with respect to a multiemployer plan.

                2.18    Employment Matters.

                        (a) Seller and each of its Affiliates has paid or made adequate provision to pay all wages and other compensation and all other amounts due and payable to any employee or former employee of the Business through and including the Closing Date.

                        (b) Except for requirements of local law, no collective bargaining agreement is currently in existence or is being negotiated by Seller or any of its Affiliates with respect to the Business and, as of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or any of its Affiliates with respect to the Business. Seller and each of its Affiliates operates the Business in all material respects in accordance with all applicable laws respecting employment and employment practices, including but not limited to terms and conditions of employment, wages and hours, and occupational safety, and has not received written or verbal notice of, and is not engaged in, any unfair labor practice with respect to the Business. Seller and each of its Affiliates has made all required payments of social security, unemployment and similar taxes.

                2.19    Environmental Laws.

                        (a) Except as disclosed on Schedule 2.19, (i) the Division Assets and the Division have been operated by Seller and each of its Affiliates in compliance in all material respects with all applicable Environmental Laws including, without limitation, obtaining and complying with all material Authorizations required for the occupation and use of their respective properties and facilities, (ii) there has been no production, generation, storage, treatment, Release, disposal or arrangement for disposal of any Hazardous Materials in a manner that has given or would give rise to any material liabilities or obligations (contingent or otherwise) pursuant to Environmental Laws at, in, on, under, about or from any of the Real Properties by or on behalf of Seller or any of its Affiliates, (iii) there has been no production, generation, storage, treatment, Release or disposal of any Hazardous Materials in a manner that has given or would give rise to any material liabilities or obligations (contingent or otherwise) pursuant to Environmental Laws by or on behalf of Seller or any of its Affiliates at any other Division site, (iv) to Seller's Knowledge, there are no storage tanks or electrical equipment containing polychlorinated biphenyls on the Real Properties, or any asbestos-containing materials on the Real Properties and (v) neither Seller nor any of its Affiliates has received, nor is aware of, any notice, report or other information regarding any violation of, or any liability (contingent or otherwise) or investigatory, corrective or remedial obligation under, any Environmental Laws with respect to their or their predecessors' past or current operations, properties or facilities to the extent it would result in a Material Adverse Effect. The Seller and its Affiliates have made available to Purchaser all environmental audits, reports and other material environmental documents relating to their or their predecessors' past or current properties, facilities or operations that constitute part of the Division Assets that are in their possession or under their reasonable control.

                        (b) "Environmental Law" shall mean all federal, state, local and foreign (including, without limitation, United Kingdom and European Union) laws and directives, including statutes, regulations, rules, ordinances, orders and similar provisions having the force or effect of law, and all common law, which purport to regulate the Release of Hazardous Materials to the environment, or impose requirements relating to environmental management, reporting or protection or public or employee health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq., the Federal Insecticide, Fungicide & Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

                        (c) "Hazardous Material(s)" shall mean any substance which is defined as a hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or words of similar import under any Environmental Law.

                        (d) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers or other receptacles containing any Hazardous Material).

                2.20 Taxes. Except as set forth on Schedule 2.20, Seller and each of its Affiliates has accurately prepared and has duly filed with the appropriate Governmental Entities all material Tax Returns and reports required to be filed on or before the date of this Agreement with respect to the Business or the Division Assets, and all such returns were and remain true and complete in all material respects. All Taxes owed, or which may be claimed to be owed, and which are due and payable to any Governmental Entity with respect to any period (or portions thereof) ending on or before the Closing Date, and all interest, penalties, assessments and deficiencies connected therewith, have been or will be paid in full or adequate reserves have been established therefor. Neither Seller nor any of its Affiliates is a party to any pending action or proceeding, nor to Seller's Knowledge, is any such action or proceeding threatened, by a Governmental Entity for the assessment or collection of Taxes with respect to the Business and no unresolved deficiency notices or reports have been received by Seller or any of its Affiliates with respect to the Business or the Division Assets. There are no claims against Seller or any of its Affiliates for any Taxes which have resulted in, or may result in, an Encumbrance against any Division Asset other than a Permitted Encumbrance. None of the Acquired Subsidiaries is party to any agreement, contract, arrangement or plan, and none of the Assumed Liabilities is an obligation, that could result in the payment of any "excess parachute payment" within the meaning of United States Internal Revenue Code Section 280G (or any corresponding provision of state, local or non-U.S. income Tax law). No claim is pending by a taxing authority in a jurisdiction where any of the Acquired Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction. No Acquired Subsidiary is a party to a tax allocation or tax sharing agreement except with Seller and its Affiliates and no Acquired Subsidiary will have any liability or obligation under any such agreement after the Closing Date.

Each Acquired Subsidiary is, where appropriate, registered for value added tax and has complied in all material respects with the requirements and provisions of any value added tax legislation, subject to any accrual therefor reflected in the financial statements of the Business. All documents in the enforcement of which the Acquired Subsidiaries are or may be interested have been duly stamped.

                2.21    Accounts Receivable; Customers. Except as set forth on
Schedule 2.21, the accounts receivable reflected on the Financial Statements of the Business or originated thereafter by Seller or any of its Affiliates with respect to the Business through the Closing Date are not subject to any dispute in excess of $100,000, individually or in the aggregate, as of the date hereof. To Seller's Knowledge, there are no facts existing with respect to any of the accounts receivable which would give rise to a dispute in excess of $100,000, individually or in the aggregate, over the same. Schedule 2.21 discloses, as of the date hereof, all accounts receivable of the Business which have remained unpaid more than sixty (60) days from the due date of the applicable invoice and also discloses as of April 30, 2001, (x) the identity of the ten (10) largest customers (by dollar volume) of the Division for the year ended April 30, 2001, and (y) the fiscal year-to-date sales for each customer identified on Schedule
2.21 and the amount owing from such customer as of April 30, 2001.

                2.22 Warranties. Neither Seller nor any of its Affiliates has given or made any warranties of any kind or nature to any Person with respect to any products sold or services performed by or on behalf of the Business, except in accordance with Seller's standard warranty for products and services of the Business or any warranties given in the ordinary course of Seller's and its Affiliate's business, or warranties the obligation for which constitute Excluded Liabilities.

                2.23 No Finders or Brokers. Except for the Seller's arrangements with Lehman Brothers and UBS Warburg Ltd. with respect to the sale of the Business (the cost and expense of which will be borne solely by Seller), neither Seller nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.

                2.24 No Unlawful Contributions. Neither Seller nor any of its Affiliates nor any of their respective directors or officers, nor, to Seller's Knowledge, any agent or employee or other Person associated with or acting on behalf of Seller or any of its Affiliates with respect to the Business: (i) has made or used any funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or any direct or indirect unlawful payments to officials or employees of any Governmental Entity;
(ii) failed to file any reports required with respect to lawful contributions;
(iii) established or maintained any unlawful or unrecorded fund of any of the monies or other assets; (iv) made any intentionally false or fictitious entries on the books or records of Seller or any of its Affiliates; or (v) made or received any bribe, payoff, influence payment, kickback or other unlawful payment.

                2.25 Delivery of Documents. Seller has delivered or made available to Purchaser true and correct copies of all documents, and any and all amendments to any such documents, referred to in Article 2 of this Agreement.

                2.26 Board Recommendation. The Seller's board of directors, at a meeting duly called and held, has (a) declared the advisability of this Agreement and the transactions contemplated hereby and approved and adopted this Agreement and the transactions contemplated hereby in accordance with applicable law, (b) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of Seller, (c) determined that the consideration to be paid is fair to and in the best interests of the stockholders of Seller and (iv) subject to the provisions of
Section 4.6 hereof, resolved to recommend that the stockholders of Seller approve and adopt this Agreement.

                2.27 Required Stockholder Vote. The approval of this Agreement at the Stockholders Meeting (as defined in Section 4.6) by the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Stockholders Meeting (the "Stockholder Approval") is the only vote of the holders of any class or series of Seller's securities necessary to adopt and approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                Purchaser hereby represents and warrants to Seller as follows:

                3.1 Organization. Purchaser and each of its Affiliates is a properly organized corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. As of the Closing, Purchaser and each of its Affiliates will be qualified to do business as a foreign entity in each jurisdiction as is necessary in order to conduct the Business following the Closing.

                3.2 Authorization. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser and its Affiliates of their respective obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and each of its Affiliates, and no other action or approval by Purchaser or any of its Affiliates is necessary for the execution, delivery or performance of this Agreement by any of them. This Agreement has been duly executed and delivered by Purchaser. This Agreement and each other agreement and instrument to be executed and delivered by Purchaser or any of its Affiliates constitutes, or will constitute when executed and delivered, valid and binding obligations of Purchaser or such Affiliate, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

                3.3 No Conflict. Neither the execution and delivery of this Agreement or any other agreement or instrument to be executed and delivered in connection herewith by Purchaser or any of its Affiliates nor the consummation of the transactions contemplated hereby or thereby nor the fulfillment by Purchaser or any of its Affiliates of any of the terms contemplated hereby or thereby will:

                        (a) conflict with or result in a breach by Purchaser or any of its Affiliates of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser or any of its Affiliates is a party or to which any of the assets of Purchaser or any of its Affiliates is subject, (ii) the articles/certificate of incorporation or bylaws (or equivalent governing documents) of Purchaser or any of its Affiliates or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity applicable to Purchaser or any of its Affiliates;

                        (b) result in the creation or imposition of any Encumbrance which will materially affect the ability of Purchaser or any of its Affiliates to conduct their business as conducted prior to the date of this Agreement; or

                        (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise held by Purchaser or any of its Affiliates which is necessary to operate their respective businesses prior to the Closing.

                3.4 No Finders or Brokers. Neither Purchaser nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Person to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

                3.5     Investment Representations.

                        (a) Purchaser and each of its Affiliates is acquiring the Acquired Stock for investment purposes only, for its own account and not as a nominee or agent for any other Person, and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                        (b) Neither Purchaser nor any of its Affiliates has any contract, understanding, agreement or other arrangement or commitment, formal or informal, with any Person to sell, transfer or pledge the Acquired Stock, or any portion thereof, and neither Purchaser nor any of its Affiliates has any present plans to enter into any such contract, understanding, agreement, arrangement or commitment.

                        (c) Purchaser and each of its Affiliates is capable of evaluating the merits and risks of their investment in the Acquired Stock and has the capacity to protect its own interests in connection with the transactions contemplated hereby.

                3.6 Litigation. There is no Proceeding pending, or to Purchaser's Knowledge, threatened against or affecting Purchaser or any of its Affiliates seeking to prevent or delay the consummation of the transactions contemplated by this Agreement.

                3.7 Financing. Purchaser has provided Seller with a copy of a commitment letter from Foothill Capital relating to senior debt financing to be provided to Purchaser or its Affiliates, which as of the date hereof is in full force and effect in accordance with the terms and conditions set forth therein.

                                   ARTICLE 4

                               COVENANTS OF SELLER

                Seller hereby covenants and agrees that from the date of this Agreement until the Closing Date, unless another time period is specified:

                4.1 Access. Purchaser and its counsel, accountants, other representatives and lenders have had, and will continue to have, reasonable access during normal business hours to all properties, books, accounts, records, contracts, documents, key senior management personnel, independent accountants and legal counsel of Seller and its Affiliates with respect to the Business. Seller and its Affiliates shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Business that may reasonably be requested by Purchaser.

                4.2 Conduct of Business. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing Date, the Business will be operated only in the ordinary course of business, consistent with past custom and practice, and Seller shall not and shall not permit any of its Affiliates to (without the prior written approval of Purchaser, which will not be unreasonably withheld):

                        (a) enter into any material contract, commitment or other transaction relating to the Business, except in the ordinary course of business consistent with past custom and practice;

                        (b) materially modify, amend, cancel or terminate any Material Contract, except in the ordinary course of business consistent with past custom and practice;

                        (c) take any action which, or omit to take any action the omission of which, would require disclosure under Section 2.7 hereof;

                        (d) agree to do any of the actions described in the preceding clauses (a) through (c).

                4.3     No Solicitation.

                        (a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article 7, Seller and its Affiliates shall not, and shall cause each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the "Seller Representatives") not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance, except for any information which Seller's independent legal counsel advises Seller it is obliged to furnish pursuant to the City Code on Takeovers and Mergers), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Purchaser or any of its representatives) regarding an Acquisition Proposal, or furnish to any Person (other than Purchaser or any of its representatives) any information (except for any information which Seller's independent legal counsel advises Seller it is obliged to furnish pursuant to the City Code on Takeovers and Mergers) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Purchaser or any of its representatives) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal or
(iv) authorize or permit any Seller Representative to take any such action; provided that nothing contained in this Section 4.3 shall prohibit Seller's board of directors, prior to approval of this Agreement by the stockholders of Seller at the Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 4.3) if (A) Seller's board of directors determines in good faith after consultation with independent outside legal counsel, that such action is necessary for Seller's board of directors to comply with its fiduciary duties to Seller's stockholders under applicable law or in order to comply with their obligations under the City Code on Takeovers and Mergers (it being agreed the directors' obligations under the City Code on Takeovers and Mergers shall be limited to the obligation to furnish obligation, and not to engage in discussions or negotiations with, any such Person), (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, Seller receives from such Person an executed confidentiality agreement (which agreement shall be provided to Purchaser for information purposes) with terms materially no less favorable to Seller than those contained in the confidentiality agreement between Seller and Golden Gate Private Equity, Inc.

                        (b) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article 7, if Seller's board of directors is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 4.3(a), Seller's board of directors may, prior to the approval of this Agreement by the stockholders of Seller at the Stockholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if
(A) such Acquisition Proposal constitutes a Superior Proposal and (B) Seller's board of directors shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for Seller's board of directors to comply with its fiduciary duties to Seller's stockholders under applicable law.

                        (c) Seller (i) will promptly (but in any event within one business day) notify Purchaser orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Purchaser informed on a timely basis of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal as permitted in accordance with Section 4.3(a), Seller's board of directors shall promptly (but in any event within one business day) notify Purchaser orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, Seller's board of directors shall promptly advise Purchaser orally and in writing of the status of such action as developments arise or as requested by Purchaser. Notwithstanding any provision in this Agreement to the contrary, at least five business days (the "Five Day Period") prior to terminating this Agreement pursuant to Section 4.3(b), Seller's board of directors shall notify Purchaser of any such action it proposes to take and, during the Five Day Period, Seller's board of directors shall negotiate in good faith with Purchaser with respect to any revised proposal to acquire the Business that Purchaser may make prior to or during the Five Day Period.

                        (d) None of Seller or its board of directors shall, except as permitted by Section 4.3(b), propose to approve or recommend any Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Seller Representative, whether or not acting on behalf of Seller or any of its Affiliates, shall be deemed to be a breach of this Section 4.3 by Seller.

                        (e) Seller shall immediately cease and cause its Affiliates and the Seller Representatives to immediately cease any and all existing activities, discussions or negotiations with any parties (other than Purchaser or any of its representatives) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Business that was furnished by or on behalf of Seller to return or destroy all such information in the possession of any such party.

                        (f) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total assets of the Business, in a single transaction or series of transactions,
(ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Business, in a single transaction or series of transactions, (iii) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Business or (iv) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

                        (g) For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal by a Person that (i) Seller's board of directors has determined in good faith, after consultation with an independent financial advisor of recognized reputation, is more favorable from a financial point of view to Seller's stockholders than the transactions contemplated hereby (including any adjustment to the terms and conditions thereof proposed in writing by Purchaser in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections)) and for which financing, to the extent required, is then committed or reasonably capable (in the good faith judgment of Seller's board of directors) of being financed by such third party.

                4.4 Intercompany Accounts. Effective immediately prior to the Closing, all intercompany receivables, payables, loans and investments and any other intercompany accounts of any type or nature then existing between Seller or any of its Affiliates that is not an Acquired Subsidiary, on the one hand, and any Acquired Subsidiary, on the other hand, shall be settled, canceled or otherwise terminated or eliminated. Seller shall indemnify and hold harmless Purchaser, each of its Affiliates and each Acquired Subsidiary and their respective directors, shareholders, partners, officers, employees, agents, consultants, representatives, successors, transferees and assigns, from and against any and all Taxes incurred or payable, to the extent arising out of, or related to the consummation of any of the transactions contemplated by this
Section 4.4.

                4.5 Third Party Standstill Agreements. During the period from the date of this Agreement through the Closing Date, without the prior written consent of Purchaser (not to be unreasonably withheld), Seller shall not terminate, amend, modify or waive any material provision of any confidentiality agreement that related to the Business or any standstill agreement to which Seller is a party (other than any such agreement involving Golden Gate Private Equity, Inc. or its Affiliates). During such period, Seller agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof.

                4.6     Solicitation of Shareholder Approval.

                        (a) Seller, acting through its board of directors, shall, in accordance with applicable law and its constitutional documents, duly call, give notice of, convene and hold an extraordinary general meeting of its stockholders (the "Stockholders Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the transactions contemplated hereby and such other matters as may be necessary to effectuate the transactions contemplated hereby. Seller's board of directors shall (i) recommend to the stockholders of Seller the approval and adoption of this Agreement and the transactions contemplated hereby, (ii) include in the Seller Disclosure Document such favorable recommendation of Seller's board of directors that the stockholders of Seller vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, (iii) take all permitted lawful action to solicit approval from Seller's institutional stockholders and
(iv) not withdraw or modify such favorable recommendation, in each case, unless Seller's board of directors, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for Seller's board of directors to comply with its fiduciary duties to Seller's stockholders under applicable law. Seller agrees that its obligations set forth in the first sentence of this Section 4.6(a) shall not be affected by the withdrawal or modification by Seller's board of directors, in accordance with the immediately preceding sentence, of its recommendation to Seller's stockholders that such stockholders approve and adopt this Agreement and the transactions contemplated hereby.

                        (b) As soon as practicable following the execution of this Agreement and in connection with the Stockholders Meeting, Seller shall (i) promptly prepare and file with the UK Listing Authority (the "UKLA") (but in no event later than four days after the date hereof), use its best efforts to have approved by the UKLA and thereafter mail to its stockholders as promptly as practicable a Class 1 Shareholder Circular (the "Seller Disclosure Document") in accordance with the listing rules of the Financial Services Authority for the purposes of Part IV of the Financial Services Act (the "Listing Rules"), (ii) notify Purchaser of the receipt of any comments of the UKLA with respect to the Seller Disclosure Document and of any requests by the UKLA for any amendment or supplement thereto or for additional information and shall promptly provide to Purchaser copies of all correspondence between Seller or any representative of Seller and the UKLA, (iii) shall give Purchaser and its counsel the opportunity to review the Seller Disclosure Document prior to its being filed with the UKLA and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Seller Disclosure Document and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the UKLA, (iv) subject to the terms of Section 4.6(a), use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (v) use its best efforts otherwise to comply with all legal requirements applicable to such meeting.

                                   ARTICLE 5

                    MUTUAL COVENANTS OF PURCHASER AND SELLER

                5.1 Post Closing Cooperation. After the Closing, each party shall cooperate with the other to the extent reasonably requested, and make available to the requesting party all financial, insurance, tax and other information (including reasonable access to books and records and personnel) with respect to any fiscal period ending on or prior to the Closing Date to the extent required by the requesting party in connection with (i) any audit or other investigation by any taxing authority, (ii) the prosecution or defense of any tax claims or related litigation that might give rise to indemnification payments hereunder, (iii) the preparation by the requesting party of tax returns or any other reports or submissions to any Governmental Entity required to be made or (iv) in connection with the contesting by either party or defending by either party against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with respect to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act or transaction involving the Business, the Division or the Division Assets on, prior to or after the Closing Date, including, but not limited to, the shareholder litigation pending on the date hereof; provided that in any such case, such cooperation and availability of information may be done in a manner so as to not unreasonably interfere with the normal business of the cooperating party and the requesting party shall bear all out-of-pocket costs incurred by the cooperating party in providing such assistance. Each party shall preserve all such information, including without limitation, the books and records of the Division and the Acquired Subsidiaries, for at least six (6) years after the Closing Date; provided that the books and records related to Seller's on-going shareholder litigation shall be preserved until such time as Seller advises Purchaser that such litigation has reached a final, non-appealable resolution.

                5.2 Payments With Respect to Accounts Receivable. Following the Closing Date, Seller shall continue to remit to Purchaser all monies received by Seller or any of its Affiliates in payment for any accounts receivable included in the Division Assets acquired by Purchaser as of the Closing Date pursuant to this Agreement. Payments remitted to Purchaser pursuant to this Section 5.2 shall be accompanied by a description of the accounts receivable to which they relate, including an invoice and/or account number, as applicable and as available from normal accounting systems of the Seller or its Affiliates. Seller shall periodically provide Purchaser with such additional evidence or supporting detail as Purchaser may reasonably request regarding particular payments or outstanding accounts. With respect to any accounts receivables constituting Division Assets transferred to Purchaser or its Affiliates which have been commingled with accounts receivable of any of Seller's or its Affiliates' other businesses, each party and its Affiliates shall have the right to collect any such commingled accounts receivable which are owned by such party or its Affiliates from and after the Closing Date, following advice from and consultation with the other party so as to preserve the other party's business relationships with its customers. Each party shall promptly account for any portion of such commingled accounts receivable which do not relate to their respective businesses and promptly remit any such amounts to the other party or its Affiliates. At either party's request, the other party or its Affiliates shall use commercially reasonably efforts to assist the requesting party or its Affiliates in the collection of any such commingled accounts receivable.

                5.3     Fulfillment of Conditions.

                        (a) Seller will use all reasonable efforts, and will cause each of its Affiliates to use all reasonable efforts, to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by any of them prior to or as of the Closing Date. Purchaser will use all reasonable efforts, and will cause each of its Affiliates to use all reasonable efforts, to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by any of them prior to or as of the Closing Date. Between the date hereof and the Closing Date, the parties will mutually agree upon and finalize the schedules to be appended to the Transition Services Agreement as Exhibit I and Exhibit II thereto (detailing the transition services to be provided, the price or cost thereof and the term such services are to be provided).

                        (b) Seller will use all reasonable efforts, and will cause each of its Affiliates to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make, and will cause each of its Affiliates to make, all necessary filings in order to enable the parties to consummate the transactions contemplated hereby, including but not limited to any filing required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any applicable foreign antitrust laws. Purchaser will use all reasonable efforts, and will cause each of its Affiliates to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Purchaser to consummate the transactions contemplated hereby, including but not limited to any required filings under the HSR Act and any applicable foreign antitrust laws.

                5.4 Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, any such action in relation to the granting of security by Purchaser or any of its Affiliates (including any Acquired Subsidiary) in connection with the financing necessary for the consummation of the transactions contemplated hereby.

                5.5     Confidentiality.

                        (a) Until the Closing, each party shall treat in confidence and not disclose to any third Person any confidential information which such party shall have obtained regarding the other party. In the event the sale and purchase called for by this Agreement shall not be consummated, Purchaser, on the one hand, and Seller, on the other hand, shall return or destroy (verified in writing) all copies of documents and materials constituting confidential information (whether or not such information is marked or designated as "confidential") which have been furnished by the other in connection with this Agreement. However, nothing contained herein shall prohibit any party from (i) using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted with respect to any breach of any representation, warranty or covenant made in or pursuant to this Agreement; (ii) supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which either party deems reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby; (iii) in the case of Seller, disclosing information to the extent required to comply with Seller's obligations under the Listing Rules and applicable securities laws; or (iv) supplying such documents, materials or other information to such party's lenders, counsel, accountants and other consultants and representatives in connection with the transactions contemplated hereby.

                        (b) From and after the Closing Date, Seller and Purchaser shall each treat, and shall cause each of their respective Affiliates to treat, in confidence and shall not disclose, and cause their respective Affiliates to not disclose, all confidential information with respect to the Business, Seller and/or Purchaser, or their respective Affiliates, which are in their possession or control, subject to the requirements of applicable securities laws.

                5.6     Personnel Matters.

                        (a) Transferred Employees. As of the Closing Date, the parties agree that the employees of the Business shall only include (i) those United States employees of the Business set forth in the Letter Agreement that accept an offer of employment from Purchaser or one of its Affiliates (the "US Transferred Employees") and (ii) (A) with respect to the Acquired Subsidiaries, only those employees of the Acquired Subsidiaries set forth in the Letter Agreement (and, in the case of the UK Acquired Subsidiary, prior to the Closing, Seller shall cause the employment of the U.K. employees set forth in the Letter Agreement is transferred to the UK Acquired Subsidiary) and (B) with respect to any portion of the Business conducted outside of the United States other than through an Acquired Subsidiary, only those foreign employees set forth in the Letter Agreement who accept the offer of employment (without any rejection thereof as permitted under applicable law) made by Purchaser or one of its Affiliates or, in the case of local law which provides for a transfer of employment, those foreign employees set forth in the Letter Agreement whose employment is so transferred to Purchaser or one of its Affiliates (the employees described in clauses (A) and (B) collectively, the "Foreign Transferred Employees", and together with the US Transferred Employees, the "Transferred Employees"). In furtherance of the foregoing, (i) the employment of each US Transferred Employee and the employment of each Foreign Transferred Employee referred to in clause (B) of the preceding sentence will be terminated by Seller or its applicable Affiliate immediately prior to the Closing and (ii) Seller and its Affiliates will cause the employment of each employee of any of the Acquired Subsidiaries, other than those persons described in clause (A) of the preceding sentence, to be terminated not later than immediately prior to the Closing. The employment of each Transferred Employee shall be on substantially similar terms to those in effect prior to the Closing Date (other than with respect to equity-based compensation). As of the Closing Date, the parties will prepare, and update as a supplemental schedule to the Letter Agreement, a list of Transferred Employees to reflect hiring and termination activity between the date hereof and the Closing Date.

                        (b) Employee Costs. Except for any liabilities or obligations with respect to the Transferred Employees included in the determination of Actual Tangible Net Book Value included in the Closing Date Balance Sheet, (i) neither Purchaser nor any of its Affiliates (including, without limitation, any Acquired Subsidiary) shall assume or in any way be liable for any liability or obligation with respect to Seller's or its Affiliates' employees, former employees or retirees, regardless of when such liability or obligation arises or is incurred (whether on, prior to or after the Closing Date), (ii) Seller and its Affiliates shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including, without limitation, any severance pay, insurance, supplemental pension, deferred compensation, "stay" or other similar incentive bonuses, change-in-control bonuses (or other bonuses related to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums and claims and related costs) to any of Seller's or its Affiliates' employees, former employees or retirees and (iii) except as required by operation of law, neither Purchaser nor any of its Affiliates shall assume any liability or obligation with respect to any employee benefit plan of any kind or nature maintained by Seller or any of its Affiliates for any of their employees, former employees or retirees.

                        (c) Certain Foreign Employee Matters. Neither Purchaser nor any of its Affiliates shall have any obligation to provide employment to any non-United States employee of the Business (a "Foreign Employee") who properly objects to becoming a Foreign Transferred Employee. If a Foreign Employee so objects, or refuses to assent to the consummation of the transactions contemplated hereby, Purchaser and its Affiliates shall have no liability or obligation to such Foreign Employee and Seller shall be fully responsible for any liability or obligation with respect to such Foreign Employee. Seller shall indemnify and save harmless Purchaser and its Affiliates (including, without limitation, any Acquired Subsidiary) from any and all claims, actions, obligations, liabilities and damages of any kind, in law or in equity, and including legal fees, arising out of, relating to or based in any way upon the employment relationship of any Foreign Employee with Seller or its Affiliates prior to the Closing Date or with Purchaser or its Affiliates on and after the Closing Date, including reimbursement of all compensation and benefit costs related to such persons, if (i) such person received a notice of termination on or prior to the Closing Date, (ii) Seller or its Affiliates terminated or attempted to terminate such person on or prior to the Closing Date but such termination or attempted termination is invalid for any reason, (iii) such person is classified as a Foreign Transferred Employee by operation of law or otherwise but such person is not listed in the Letter Agreement or (iv) Seller or its Affiliates have failed to comply with applicable law on or prior to the Closing Date, whether by failure to properly consult with employees in connection with the transactions contemplated hereby or otherwise.

                        (d) Except to the extent otherwise set forth in the Transition Services Agreement, Transferred Employees shall not accrue benefits under any employee benefit policy, plan, arrangement, program or agreement of Seller or its Affiliates after the Closing Date. Notwithstanding the foregoing, except with respect to any liability or obligation included in the determination of Actual Tangible Net Book Value included in the Closing Date Balance Sheet, Seller shall be responsible for all benefits accrued, claims incurred or obligations arising with respect to the Transferred Employees' service with Seller or its Affiliates on or prior to the

Closing Date, and Seller shall satisfy such responsibility by paying to Purchaser the amount of any such pre-Closing Date obligations which are assumed by Purchaser or its Affiliates, by operation of law or by express assumption.

                        (e) Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under the law commonly known as COBRA with respect to the employees of the Business as to qualifying events that occur on or prior to the Closing Date, and Purchaser is wholly responsible for complying with such coverage requirements with respect to employees employed by Purchaser and its Affiliates from and after the Closing Date who have qualifying events that occur after the Closing.

                        (f) As soon as reasonably practicable after the Closing Date and to the extent permitted by law (it being agreed that, to the extent such documents may be amended in accordance with applicable law to permit the transfer contemplated hereby, such plan documents shall be so amended), Seller shall cause the Trustees of the Merant, Inc. 401(k) Plan ("Merant Plan") to transfer (in the form of cash and notes associated with plan loans) the US Transferred Employees' vested and nonvested account balances (and all related assets and liabilities) to one or more defined contribution plans established by Purchaser or its Affiliates ("Purchaser's 401(k) Plan"). Seller agrees not to place any US Transferred Employees' plan loan into default if such employee's account balance is to be transferred in accordance with the preceding sentence.

                        (g) In the event that medical or dental insurance coverage under Purchaser's welfare plans is not available for the US Transferred Employees as of the Closing Date, Seller agrees to provide medical continuation coverage to such employees and their covered dependents for up to three months following the Closing Date in accordance with Section 4980B of the Code; provided that the appropriate premiums are paid on a timely basis.

                5.7 Third Party Consents. Prior to the Closing Date, Seller shall, and shall cause each of its Affiliates to, use their respective best efforts to obtain all necessary third party consents required in connection with the transfer to Purchaser of the Division Assets, each Scheduled Contract (as defined in Section 6.1(e)) and the Assumed Liabilities, and shall advise Purchaser from time to time, or as requested by Purchaser, regarding the status of such consents. If any contract to be assigned to Purchaser hereunder requires the consent of a third party which has not been obtained as of the Closing Date, this Agreement shall not be deemed to effect an assignment of such contract. In such a case, with respect to any such Scheduled Contracts only, Seller agrees that it shall, and shall continue to cause its Affiliates to, use their respective best efforts to obtain the required consent to the assignment of such Scheduled Contracts, and Seller shall bear the risk of loss of any such Scheduled Contract which is not properly transferred to Purchaser in accordance with the terms thereof as in effect as of the date hereof, and Seller shall indemnify and hold Purchaser harmless from any Loss incurred by Purchaser or any of its Affiliates with respect to, in connection with or arising from the failure to obtain any such required consent with respect to any such Scheduled Contract, including any loss of any future benefit or revenue under any such Scheduled Contract, including, without limitation, any minimum guaranteed payments. Unless and until such consent is obtained, Purchaser will perform and fulfill, on a subcontractor basis, the obligations of Seller or its Affiliates to be performed under such Scheduled Contracts after the Closing Date in accordance with the terms thereof as in effect as of the date hereof, and Seller will, and will cause its Affiliates to, remit to Purchaser all payments received in connection with such Scheduled Contracts.

                5.8 Public Announcements. From and after the date hereof through and including the Closing Date, except as required by law or regulation, no press releases or other public announcements relating to the transactions contemplated hereby will be issued or otherwise released by any party without the prior written consent of the other party. If Seller or Purchaser or any of their respective Affiliates is required by law or regulation to make any public announcements relating to the transactions contemplated hereby from and after the date hereof through and including the Closing Date, such party will submit its proposed announcement in advance to the other party and will give it a reasonable opportunity in the circumstances to comment thereon in advance of release. This Section 5.8 shall not apply to publication of the Seller Disclosure Document to which Section 4.6 will apply.

                5.9 Certain Notifications. At all times from the date hereof and prior to the Closing Date, each party shall promptly notify the other party in writing of the occurrence of any event known to such party which will or is likely to result in the failure to satisfy any of the conditions specified in
Article 6 hereof.

                5.10    Tax Matters.

                        (a) Taxable Periods Ending on or Before the Closing Date. Seller shall prepare, or cause to be prepared and file or cause to be filed, all Tax Returns for the Acquired Subsidiaries for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date (excluding any income and franchise Tax Returns with respect to periods for which the operations of such Acquired Subsidiaries are included in the consolidated, unitary or combined income Tax Returns of Seller or its Affiliates, for which Seller will bear sole responsibility for the preparation, filing and payment of all Taxes with respect thereto). Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall pay for Taxes of the Acquired Subsidiaries with respect to such periods when such Taxes are due and payable. Seller shall be entitled to all tax refunds for the Acquired Subsidiaries for all taxable periods ending on or prior to the Closing Date (except to the extent such refunds result from losses arising after the Closing Date), and Purchaser shall, and shall cause its Affiliates to, at Seller's request and sole cost, file for such refunds and fully cooperate to obtain the same. Purchaser shall pay Seller any such refund amounts to which Seller is entitled pursuant to this
Section 5.10(a) within five (5) days of Purchaser's receipt of the same.

                        (b) Taxable Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare, or cause to be prepared and file or cause to be filed, any Tax Returns for the Acquired Subsidiaries for taxable periods which begin before the Closing Date and end after the Closing Date. Seller shall pay Purchaser no later than five (5) days prior to the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section 5.10, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days from the beginning of the taxable period and ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any Tax refunds for taxable periods which begin before the Closing Date and end after the Closing Date shall be shared by the parties as described in this Section 5.10(b) and in accordance with Section 5.10(a).

                        (c) Additional Tax Indemnification. In addition to the Taxes to be borne by Seller under Section 5.10(a) and Section 5.10(b) above, Seller shall be liable for, and shall indemnify and hold Purchaser, each of its Affiliates and each Acquired Subsidiaries harmless against, without duplication,
(i) all liability (whether as a result of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law, as a transferee, by contract or otherwise) for Taxes of any Person (other than the Acquired Subsidiaries) based on an affiliation, contractual relationship or other relationship existing at any time prior to the Closing, (ii) any liability for Tax of an Acquired Subsidiary arising as a result of the Acquired Subsidiary ceasing to be an Affiliate of Seller as of the Closing or (iii) any liability for Tax arising as a result of the Reorganization.

                        (d) Cooperation on Tax Matters. Purchaser and each of its Affiliates, and Seller and each of its Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.10, or any amended return, claim for refund, determining a liability for Taxes or a right to refund of Taxes, or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such return, analysis, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests allowing such other party to take possession of such books and records.

                        (e) Except as otherwise set forth herein, Purchaser and Seller shall bear equally (i) the costs of all sales and use Taxes, transfer, stamp and similar Taxes, if any, applicable to the consummation of the transactions contemplated hereby and the consummation of the transactions in any other agreement contemplated hereby (other than value-added or similar Taxes, to the extent fully refundable to Purchaser) and (ii) the costs and expenses of obtaining consents and approvals of governmental authorities or third parties for the consummation of the transactions contemplated hereby (including, without limitation, any consents required to be obtained in connection with the transfer of any Contracts).

                5.11 Use of Division Names. From and after the Closing, as soon as is reasonably practicable, but no later than ninety (90) days after the Closing, Seller shall amend the Articles of Incorporation or Certificate of Incorporation of any of its Affiliates using any of the names of the Division listed on Schedule 5.11 and shall remove, or shall cause to be removed, from the exterior of the Seller's or any of its Affiliates' premises any such names listed on said schedule or any related logo. After Closing, Seller and its Affiliates shall have quantities of inventory, software, preprinted stationery, packaging material and other supplies which bear such names and logos. With respect to (i) such preprinted stationery, packaging material and other supplies, for a period of up to six (6) months from the Closing Date and (ii) inventory and software, for such period of time until such inventory or software is sold or otherwise consumed in the ordinary course of business consistent with past practice, Purchaser hereby grants to Seller and each of its Affiliates a worldwide, non-exclusive, non-transferable, royalty-free license to use the names and logos specified on Schedule 5.11 and any trademarks, service marks, logos, corporate names, trade names or trade dress associated therewith ("Business Marks") solely in connection with the marketing of Seller's products as the same exist as of the date hereof (other than the Software Products) and in the operation of Seller's business; provided that (a) such use is in accordance with Seller's trademark usage guidelines in effect as of the Closing Date and (b) such license shall cease immediately upon the expiration of the periods identified above. Any goodwill arising from such use shall inure to the benefit of Purchaser. Seller agrees that the nature and quality of all goods and services rendered by Seller in connection with the Business Marks shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by Seller in connection with the Business. Upon any termination of the licenses set forth above, Seller will no longer make any use of the Business Marks. Purchaser will have the exclusive right to own, use, hold, apply for registration for, and register the Business Marks during the term of, and after the expiration or termination of, this license; Seller will neither take nor authorize any activity inconsistent with such exclusive right. Seller and its Affiliates shall not be entitled to use the Business Marks except as provided in this Section 5.11 or as otherwise permitted in accordance with the Transition Services Agreement.

                5.12 MERANT Name. From and after the Closing, as soon as is reasonably practicable, but no later than ninety (90) days after the Closing, Purchaser shall amend the Articles of Incorporation or Certificate of Incorporation of any Acquired Subsidiary using the name "MERANT" and shall remove, or shall cause to be removed, from the exterior of the Acquired Subsidiaries' premises the "MERANT" name and "MERANT" logo. After Closing, Purchaser and its Affiliates shall have quantities of inventory, software, preprinted stationery, packaging material and other supplies which bear the "MERANT" name and logo. With respect to (i) such preprinted stationery, packaging material and other supplies, for a period of up to six (6) months from the Closing Date and (ii) inventory and software, for such period of time until such inventory or software is sold or otherwise consumed in the ordinary course of business consistent with past practice, Seller hereby grants to Purchaser and each of its Affiliates a worldwide, non-exclusive, non-transferable, royalty-free license to use the "MERANT" name and logo and any trademarks, service marks, logos, corporate names, trade names or trade dress associated therewith ("Merant Marks") solely in connection with the marketing of the Software Products and in the operation of the Business; provided that (a) such use is in accordance with Seller's trademark usage guidelines in effect as of the Closing Date and (b) such license shall cease immediately upon the expiration of the periods identified above. Any goodwill arising from such use shall inure to the benefit of Seller. Purchaser agrees that the nature and quality of all goods and services rendered by Purchaser in connection with the Merant Marks shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by Seller in connection with the Business. Upon any termination of the licenses set forth above, Purchaser will no longer make any use of the Merant Marks. Seller will have the exclusive right to own, use, hold, apply for registration for, and register the Merant Marks during the term of, and after the expiration or termination of, this license; Purchaser will neither take nor authorize any activity inconsistent with such exclusive right. Purchaser and its Affiliates shall not be entitled to use the "MERANT" name and/or logo except as provided in this Section 5.12 or as otherwise permitted in accordance with the Transition Services Agreement.

                5.13 Cooperation Regarding Minimization of Costs. Purchaser and Seller hereby agree to work cooperatively from and after the date hereof (including during the period following the Closing Date) to minimize any costs and expenses to be shared by Purchaser and Seller pursuant to the terms of this Agreement. Furthermore, Purchaser and Seller hereby agree to work cooperatively from and after the date hereof (including during the period following the Closing Date) to minimize the costs and expenses that may result from the separation of the Business from Seller's other business operations in order to reduce or eliminate any adverse economic exposure to Purchaser; provided that Seller shall not be required to take any action that would, in any material respect, adversely affect Seller or its other business operations.

                                   ARTICLE 6

                              CONDITIONS OF CLOSING

                6.1 Conditions of Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions, any of which may be waived by
Purchaser:

                        (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller set forth in Article 2 hereof, and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the Closing Date. Seller and each of its Affiliates shall have performed in all material respects the agreements and obligations required to be performed by them under this Agreement prior to the Closing Date.

                        (b) Bring-Down Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by an officer of Seller, certifying that the conditions specified in Section 6.1(a) have been fulfilled.

                        (c) Certificate of Secretary. Purchaser shall have received a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of Seller, attesting to the completion of all necessary action by Seller and each of its Affiliates with respect to the transactions contemplated by this Agreement, and including copies of the constating documents of Seller and each of its Affiliates (including each Acquired Subsidiary) and all corporate resolutions required in connection with this Agreement.

                        (d) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other third Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith; provided that Purchaser shall use commercially reasonable efforts to have any such order vacated.

                        (e) Consents and Approvals. All necessary governmental consents or approvals to the consummation of the transactions contemplated hereby by Seller or any of its Affiliates shall have been obtained by Seller and delivered to Purchaser, including any consents or approvals required under the HSR Act and any applicable foreign antitrust laws or regulations. All consents or approvals of each third party which are required in order to effect the transfer of Contracts set forth on Schedule 6.1(e) (the "Scheduled Contracts") representing not less than a majority of the expected minimum cash payments from all such Scheduled Contracts during the two year period following the date hereof will have been obtained (or such portion of such Contracts, if any, which may be properly transferred without third party consent shall have been so transferred) on terms and conditions no less favorable than in effect as of the date hereof.

                        (f) Transition Services Agreement and Proprietary Rights Agreement. Seller, on behalf of itself and its Affiliates, shall have executed and delivered (i) a Transition Services Agreement in form and substance as set forth on Exhibit C attached hereto together with Exhibit I and Exhibit II thereto as contemplated in Section 5.3 above (the "Transition Services Agreement") and the Transition Services Agreement shall be in full force and effect as of the Closing and (ii) a Proprietary Rights Agreement in form and substance as set forth on Exhibit D attached hereto, together with definitive agreements incorporating the terms set forth in Schedule 5(b) thereto (collectively, the "Proprietary Rights Agreement") and the Proprietary Rights Agreement shall be in full force and effect as of the Closing.

                        (g) Noncompetition and Nonsolicitation Agreement. Seller, on behalf of itself and each of its Affiliates, shall have executed and delivered the Noncompetition and Nonsolicitation Agreement in the form and substance attached hereto as Exhibit E, and such agreement shall be in full force and effect as of the Closing.

                        (h) Deliveries of Seller. Seller shall have delivered or cause to be delivered to Purchaser the following:

                                (i)     possession of all of the Division Assets
(excluding, for avoidance of doubt, any Excluded Assets);

                                (ii)    one or more Assignments and Assumptions
and Bills of Sale, executed by Seller and/or its Affiliates transferring the Division Assets and Assumed Liabilities, in the form attached hereto as Exhibit F;

                                (iii)   one or more Trademark Assignments,
executed by Seller and/or its Affiliates conveying any trademarks and service marks included within the Division Assets, in the form attached hereto as Exhibit G-1, one or more Copyright Assignments, executed by Seller and/or its Affiliates conveying any copyrights included within the Division Assets, in the form attached hereto as Exhibit G-2 and one or more Patent Assignments, executed by Seller and/or its Affiliates, conveying any patents included within the Division Assets, in the form attached hereto as Exhibit G-3;

                                (iv)    one or more domain name transfer
documents conveying any domain names included among the Division Assets to Purchaser;

                                (v)     the opinion of Hogan & Hartson L.L.P.,
U.S. counsel to the Seller, and Macfarlanes, U.K. counsel to the Seller, dated the Closing Date, which opinions will collectively address the items set forth in Exhibit H attached hereto;

                                (vi)    stock certificates representing the
Acquired Stock, with duly executed assignments or stock transfer forms separate from certificate; and

                                (vii)   other documents reasonably required to
be delivered by Seller or its Affiliates in order to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser and its counsel.

                        (i) Financing. Purchaser or its Affiliates shall have obtained the proceeds of the financing described in the Foothill Capital commitment letter referred to in Section 3.7 above on the terms and conditions, and in the amounts, described therein.

                        (j) Indebtedness. Purchaser will have received payoff letters with respect to all of the Acquired Subsidiaries' Indebtedness, if any, (including any accrued interest related thereto and all prepayment premiums and penalties incurred in connection with any prepayment thereof in connection with the transactions contemplated by this Agreement), all of which is to be repaid prior to Closing.

                        (k) Shareholder Approval. The transactions contemplated by this Agreement shall have been approved and adopted at a meeting by the requisite vote of the holders of the issued and outstanding shares of stock in Seller entitled to vote thereon as required under Seller's organizational documents, applicable law and the Listing Rules.

                6.2 Conditions of Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions, any of which may be waived by Seller:

                        (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Purchaser set forth in
Article 3 hereof, and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the Closing Date. Purchaser and each of its Affiliates shall have performed in all material respects the agreements and obligations required to be performed by them under this Agreement prior to the Closing Date.

                        (b) Bring-Down Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser, certifying that the conditions specified in Section 6.2(a) have been fulfilled.

                        (c) Certificate of Secretary. Seller shall have received a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of Purchaser, attesting to the completion of all necessary action by Purchaser and each of its Affiliates with respect to the transactions contemplated by this Agreement, and including copies of the constating documents of Purchaser and each of its Affiliates and all corporate resolutions required in connection with this Agreement.

                        (d) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other third Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith; provided that Seller shall use commercially reasonable efforts to have any such order vacated

                        (e) Consents and Approvals. All necessary governmental consents or approvals to the consummation of the transactions contemplated hereby by Purchaser or any of its Affiliates shall have been obtained by Purchaser and delivered to Seller, including any consents or approvals required under the HSR Act and any applicable foreign antitrust laws or regulations.

                        (f) Transition Services Agreement and Proprietary Rights Agreement. Purchaser, on behalf of itself and its Affiliates, shall have executed and delivered (i) the Transition Services Agreement in form and substance as set forth on Exhibit C attached hereto together with Exhibit I and
Exhibit II thereto as contemplated in Section 5.3 above and the Transition Services Agreement shall be in full force and effect as of the Closing and (ii) the Proprietary Rights Agreement in form and substance as set forth on Exhibit D attached hereto and the Proprietary Rights Agreement shall be in full force an effect as of the Closing.

                        (g) Shareholder Approval. The transactions contemplated by this Agreement shall have been approved and adopted at a meeting by the requisite vote of the holders of the issued and outstanding shares of stock in Seller entitled to vote thereon as required under Seller's organizational documents, applicable law and the Listing Rules.

                        (h) Deliveries of Purchaser. Purchaser shall have delivered or cause to be delivered to Seller the following:

                                (i)     the Cash Portion of the Purchase Price,
as adjusted pursuant to Section 1.4 as of the Closing;

                                (ii)    one or more Assignments and Assumptions
and Bills of Sale, executed by Purchaser and/or its Affiliates accepting the transfer of the Division Assets and Assumed Liabilities, in the form attached hereto as Exhibit F;

                                (iii)   one or more Trademark Assignments,
executed by Purchaser and/or its Affiliates accepting the transfer of any trademarks and service marks included within the Division Assets, in the form attached hereto as Exhibit G-1, one or more Copyright Assignments, executed by Purchaser and/or its Affiliates accepting the transfer of the copyrights included within the Division Assets, in the form attached hereto as Exhibit G-2 and one or more Patent Assignments executed by Purchaser and/or its Affiliates, accepting the transfer of any patents included within the Division Assets, in the form attached hereto as Exhibit G-3;

                                (iv)    one or more domain name transfer
documents conveying any domain names included in the Division Assets to Purchaser;

                                (v)     the opinion of Kirkland & Ellis, U.S.
counsel to the Purchaser, and Harney, Westwood & Riegels, British Virgin Islands counsel to the Purchaser, dated the Closing Date, which opinions will collectively address the items set forth in Exhibit I attached hereto; and

                                (vi)    other documents reasonably required to
be delivered by Purchaser or its Affiliates in order to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Seller and its counsel.

                                    ARTICLE 7

                                     CLOSING

                7.1 Closing Date. The closing for the consummation of the transactions contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place no later than two (2) Business Days following the satisfaction or waiver of each of the conditions specified in Article 6 hereof (the "Closing Date") at a place to be determined by the parties.

                7.2 Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

                        (a) By mutual consent of the parties hereto; or

                        (b) By Purchaser or Seller, if any governmental authority shall have issued an order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party that has failed to perform its obligations under Section 5.3 or the proviso contained in Sections 6.1(d) or 6.2(d); or

                        (c) By Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated on or before November 30, 2001 (the "Expiration Date") or if events have occurred which have made it impossible to satisfy on or before the Expiration Date a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 7.2(c) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Expiration Date; or

                        (d) By Purchaser or Seller, if there shall be any law, statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

                        (e) By Purchaser or Seller, if the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholder Meeting (provided that Seller shall have made all payments to Purchaser required by Section 7.3); or

                        (f) By Purchaser if there has been a material breach by Seller of any of its representations, warranties or covenants contained in this Agreement, which breach is not cured within five days after notice thereof is received by Seller (provided that Seller shall not be entitled to any cure period for any breach of Section 4.3); or

                        (g) By Purchaser, if (i) Seller's board of directors withdraws, modifies or changes in a manner adverse to Purchaser its approval and favorable recommendation of this Agreement and the transactions contemplated hereby, (ii) Seller's board of directors fails to reconfirm such approval and favorable recommendation within three business days after a written request by Purchaser to do so, (iii) Seller's board of directors shall have approved or recommended to the stockholders of Seller, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iv) Seller fails to call the Stockholders Meeting or fails to mail the Seller Disclosure Document within five days after being cleared by the UKLA or fails to include in such document the favorable recommendation referred to above or (v) Seller or its board of directors resolves to do any of the foregoing (provided that Seller shall have made all payments to Purchaser required by Section 7.3); or

                        (h) By Seller if there has been a material breach by Purchaser of any of its representations, warranties or covenants contained in this Agreement, which breach is not cured within five days after notice thereof is received by Purchaser; or

                        (i) By Seller, at any time prior to the adoption of this Agreement by the Seller's stockholders at the Stockholders Meeting, pursuant to and in accordance with Section 4.3(b) (provided that Seller shall have complied with the provisions of Section 4.3, including, without limitation, the notice provisions therein, and made all payments to Purchaser required by Section 7.3).

                7.3     Effect of Termination.

                        (a) In the event of termination of this Agreement as provided in Section 7.2, notice thereof shall be promptly given by the terminating party to the other party and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Purchaser or Seller or any of their respective Affiliates except that (a)
Section 5.5, regarding confidentiality, and this Section 7.3 shall remain in full force and effect and (b) nothing herein will relieve any party from liability for any breach of any representation, agreement or covenant herein.

                        (b) If (i) this Agreement is terminated by Seller pursuant to Section 7.2(i) or by Purchaser pursuant to Section 7.2(g), then Seller shall pay to Purchaser an amount equal to $625,000 plus Purchaser's and its Affiliates' Expenses prior to any such termination of this Agreement or (ii) this Agreement is terminated by Seller or Purchaser pursuant to Section 7.2(e), then Seller shall pay to Purchaser an amount equal to Purchaser's and its Affiliates' Expenses prior to any such termination and, concurrently with the earlier of execution by the Seller of any agreement concerning, or consummation of, any Acquisition Proposal within twelve months of such termination of this Agreement pursuant to Section 7.2(e), an additional $625,000. "Expenses" as used in this Agreement shall not exceed $875,000 and, subject to such limitation, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including any contemplated financing) and all other matters contemplated by this Agreement and the closing thereof, including, without limitation, fees and reasonable expenses of, or incurred in connection with, any litigation or proceedings to collect the amounts payable pursuant to this Section 7.3(b) or any of the fees, costs and expenses described in this sentence.

                        (c) All amounts payable by Seller to Purchaser pursuant to this Section 7.3 shall be paid in cash and in immediately available funds to such account as Purchaser may designate in writing to Seller.

                        (d) The parties agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby and constitute liquidated damages and not a penalty.

                                    ARTICLE 8

                                  POST-CLOSING

                8.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall, except as otherwise set forth in (ii) through (iii) or elsewhere in this Section 8.1, survive the Closing for a period of or until (i) the eighteen month anniversary of the Closing Date, (ii) the second anniversary of the Closing Date, in the case of any breach of any representation or warranty contained in Section 2.16 (Proprietary Information and Rights) and (iii) 30 days after the expiration of the relevant statute of limitations, in the case of any breach of any representation or warranty contained in Section 2.9 (Acquired Stock) (but in the case of Section 2.9, solely with respect to title to the Acquired Stock) or Section 2.20 (Taxes) (each of the foregoing clauses (i), (ii) and (iii) collectively referred to as the "Indemnification Deadline"); provided that so long as such written notice of a Loss (as hereinafter defined) is given on or prior to the Indemnification Deadline, such representations and warranties shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any breaches of any of the covenants or agreements of any party hereto will not be subject to any time limitations.

                8.2 Indemnification of Purchaser by Seller. From and after the Closing Date, Seller (for purposes of this Section 8.2 only, "Indemnifying Party") shall indemnify, defend, and hold harmless Purchaser, each of its Affiliates, each of the Acquired Subsidiaries, and their respective officers, directors, shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) ("Losses") incurred by any such Person with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

                        (a) A breach by the Indemnifying Party of any representation or warranty made by the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Purchaser or its Affiliates hereunder or thereunder;

                        (b) A breach by the Indemnifying Party of any covenant, restriction or agreement made by or applicable to the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Purchaser or its Affiliates hereunder or thereunder;

                        (c) Except for any Assumed Liabilities (or any liability or obligation of an Acquired Subsidiary which, if such liability or obligation had been directly assumed pursuant to Section 1.2(a) (rather than by the transfer of the capital stock of such Acquired Subsidiary), would have been an Assumed Liability), any liability or obligation of Seller or any of its Affiliates (including any of the Acquired Subsidiaries) of any nature or kind whatsoever (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing Date (including, without limitation, whether or not disclosed on any schedule or exhibit hereto, any such liability or obligation resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter or related to the deferred purchase price or other contingent consideration related to any acquisition of the business of any Person, including, without limitation, any such matter disclosed on Schedule 2.14 hereto or any such matter related to the deferred purchase price or other contingent consideration which may be payable to Mezzapesa or any claim or litigation related thereto); or

                        (d) All loss, expense or damage suffered as the direct result of the Indemnifying Party's failure to pay or perform those liabilities expressly assumed or undertaken under this Agreement.

The Indemnifying Party shall not be required to indemnify Purchaser and its Affiliates pursuant to Section 8.2(a) unless and until the aggregate of all Losses pursuant to Section 8.2(a) exceeds $625,000 (the "Basket") and in such case (i) Purchaser's and its Affiliates' right to recover for Section 8.2(a) claims shall apply only to the excess of the Basket; (ii) in no event shall the aggregate amount of indemnification in excess of the Basket under Section 8.2(a) by the Indemnifying Party exceed $20,000,000 (the "Cap Amount"); provided that the Basket shall not apply to any Losses relating to Section 2.4 (Completeness of Assets) and the Cap Amount shall not apply to any Losses relating to Section
2.4 (Completeness of Assets), Section 2.5 (Financial Statements) or Section 2.20 (Taxes). If any Loss indemnifiable pursuant to Section 8.2(a) above would also be indemnifiable pursuant to Section 8.2(b), Section 8.2(c) or Section 8.2(d) above, such Loss will be deemed to be the subject matter of the indemnity set forth in Section 8.2(b), Section 8.2(c) or Section 8.2(d), and thus, not subject to the limitations set forth in Section 8.1 or this Section 8.2 (including, without limitation, the Basket, the Cap Amount or the Indemnification Deadline).

                8.3 Indemnification of Seller by Purchaser. From and after the Closing Date, Purchaser (for purposes of this Section 8.3 only, "Indemnifying Party") shall indemnify, defend, and hold harmless Seller and its Affiliates and their respective officers, directors, shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest that may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) ("Losses") incurred by any such Person with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

                        (a) A breach by the Indemnifying Party of any representation or warranty made by the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Seller or its Affiliates hereunder or thereunder;

                        (b) A breach by the Indemnifying Party of any covenant, restriction or agreement made by or applicable to the Indemnifying Party and contained in this Agreement or in any certificate or other document delivered by said party to Seller or its Affiliates hereunder or thereunder; or

                        (c) All loss, expense or damage suffered as the direct result of the Indemnifying Party's failure to pay or perform those liabilities expressly assumed or undertaken under this Agreement, including, without limitation, any Assumed Liability.


The Indemnifying Party shall not be required to indemnify Seller and its Affiliates pursuant to Section 8.3(a) unless and until the aggregate of all Losses pursuant to Section 8.3(a) exceeds $625,000 (the "Basket") and in such case (i) Seller's and its Affiliates' right to recover for Section 8.3(a) claims shall apply only to the excess of the Basket; and (ii) in no event shall the aggregate amount of indemnification in excess of the Basket under Section 8.3(a) by the Indemnifying Party exceed $20,000,000 (the "Cap Amount"). If any Loss indemnifiable pursuant to Section 8.3(a) above would also be indemnifiable pursuant to Section 8.3(b) or Section 8.3(c) above, such Loss will be deemed to be the subject matter of the indemnity set forth in Section 8.3(b) or Section 8.3(c), and thus, not subject to the limitations set forth in Section 8.1 or this Section 8.3 (including, without limitation, the Basket, the Cap Amount or the Indemnification Deadline).

                8.4     Procedure for Indemnification.

                        (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give written notice hereunder to the party required to indemnify (the "Indemnifying Party") after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party because of the indemnity in Section 8.2 or Section 8.3 hereof and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

                        (b) Subject to Section 8.2 or Section 8.3, as applicable, if the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. Anything in this Section 8.4 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation. In all cases, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

                        (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and, subject to Section 8.2 or Section 8.3, as applicable, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

                        (d) Subject to Section 8.2 or Section 8.3, as applicable, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

                                    ARTICLE 9

                                  MISCELLANEOUS

                9.1 Further Actions. From time to time, as and when requested by the other party, Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

                9.2 Expenses. Except as otherwise expressly provided herein, each of Seller, on the one hand, and Purchaser, on the other hand, shall bear its own expenses incident to its obligations under this Agreement and each of the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of its bankers, investment bankers, legal counsel, brokers, accountants or other representatives or consultants.

                9.3 Entire Agreement. This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, agreements or understandings with respect thereto, whether written or oral.

                9.4 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                9.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally, (b) sent by registered or certified mail, postage prepaid,
(c) sent by overnight courier with a nationally recognized courier or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:           MERANT plc
                        9420 Key West Avenue
                        Rockville, Maryland 20850
                        Attention: Leo Millstein
                        Facsimile: (301) 315-7022

with a copy to:         Hogan & Hartson L.L.P.
                        111 South Calvert Street, Suite 1600
                        Baltimore, Maryland 21202
                        Attention: Michael J. Silver
                        Facsimile: (410) 539-6981

If to Purchaser:        Micro Focus International Limited
                        c/o Golden Gate Private Equity, Inc.
                        One Embarcadero Center
                        33rd Floor
                        San Francisco, CA 94111
                        Attention: Prescott Ashe
                        Facsimile: (415) 627-4501
with a copy to:         Kirkland & Ellis
                        200 East Randolph Drive
                        Chicago, Illinois 60601
                        Attention: Jeffrey C. Hammes, P.C.
                                   Gary Holihan
                        Facsimile: (312) 861-2200

If sent by mail, notice shall be considered delivered five (5) Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon delivery thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

                9.6 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by either party against the other under or in connection with this Agreement may be brought in any Federal or state court in the State of New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Each of Seller and Purchaser hereby submit themselves to the jurisdiction of any such court for the purposes of this Section 9.6 only. Except to the extent specifically awarded by the court, each party shall bear its own expenses in connection with any claims brought pursuant to this Section 9.6 and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

                9.7 Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party without the written consent of the other party and any such purported assignment by any party without such consent shall be void, except that:

                        (a) any or all rights of either Seller or Purchaser to receive the performance of the obligations of the other party hereunder, any or all rights to assert claims against the other party in respect of any inaccuracy in or breach of any representations, warranties or covenants of such party hereunder and any or all of either party's obligations to the other party hereunder, may be assigned by either Seller or Purchaser to any of their respective Affiliates (it being agreed that no such assignment shall relieve either Seller or Purchaser from any liability to the other party with respect to any such assignment of such party's obligations); and

                        (b) Purchaser may assign to any financial institution providing financing to Purchaser or any of its Affiliates any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but Purchaser shall require any assignee of such rights under clause (a) or (b) to take such rights subject to any defenses, counterclaims and rights to which Seller might be entitled under this Agreement.

                9.8 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by the parties hereto. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

                9.9 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 4.7, Article 8 hereof or as permitted pursuant to Section 9.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of any Person (including, without limitation, any broker or finder), except for Seller or Purchaser themselves and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

                9.10 Severability. If any term or provision of this Agreement shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement.

                9.11 Arbitration. With the exception of any matter involving a request for injunctive relief or the retention of the Firm to resolve any dispute with respect to the determination of Tangible Net Book Value, from and after the Closing, any dispute regarding the validity, the terms or any aspect of this Agreement, or any act which allegedly has or would violate any provision of this Agreement, will be submitted to binding arbitration and shall be administered by the JAMS/Endispute, Inc. ("JAMS") or the American Arbitration Association ("AAA"), which shall be the exclusive remedy for such claim or dispute. The selection of JAMS or AAA will be at the option of the claimant, and the matter shall be conducted in accordance with the rules for commercial arbitration then in effect for the tribunal selected. The arbitrator shall be a retired judge or attorney licensed to practice law in New York having more than five years of substantial experience in litigation of similar disputes. Unless the parties otherwise agree, or except where the law of another jurisdiction (such as English law in the case of fiduciary requirements of Seller's board of directors) shall be applicable, the arbitrator shall apply the substantive New York and federal law applicable to the claim asserted, as though the matter were heard in the courts of those jurisdictions located in the State of New York. The arbitrator shall not have the power to commit errors of law or legal reasoning, or to award punitive damages, and the award may be vacated for any such error. The arbitration shall be conducted in New York, New York, at a location to be determined by the arbitrator. Unless specifically awarded by the arbitrator, each party shall bear the cost of its own attorneys' fees and expenses.

                9.12 Specific Performance.The parties recognize that if either party refuses to perform its obligation to consummate the transactions contemplated hereby, monetary damages alone will be inadequate to compensate the other party for its injury. Accordingly, either party shall, so far as it is able under the applicable law of any relevant jurisdiction, be entitled to obtain specific performance (without the requirement of posting any bond or other security) of the terms of this Agreement with respect to the consummation of the transactions contemplated hereby in addition to any other remedies to which such party may be entitled to, at law or in equity, including, but not limited to, monetary damages.

                9.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.


                         [SIGNATURES ON FOLLOWING PAGE]

                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

                IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first above written.

                                        "Purchaser"

                                        MICRO FOCUS INTERNATIONAL LIMITED


                                        By:  /s/ DAVID DOMINIK
                                            ---------------------------
                                        Its: President
                                             --------------------------

                                        "Seller"

                                        MERANT PLC


                                        By:  /s/ GARY G. GREENFIELD
                                            ---------------------------
                                        Its: Chief Executive Officer
                                             --------------------------

                                   APPENDIX A

                                   Definitions

                Capitalized terms in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

                Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                Business: Means the Division's business of developing, supporting and marketing, licensing and selling (A) legacy transformation and integration products and services for the purpose of providing an enterprise solution to integrate and extend a company's existing business rules, data and processes to the new platforms of e-business and (B) traditional enterprise application development products and services. Notwithstanding the foregoing, the "Business" shall not include (i) Seller's Application Development Management business as currently conducted, which encompasses the MERANT PVCS solution series or (ii) Seller's Enterprise Data Connectivity business as currently conducted, which encompasses the MERANT DataDirect series.

                Business Day: Any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted by law to be closed.

                Division Proprietary Rights: Means all Proprietary Rights owned or used by Seller or any of its Affiliates which are exclusively used in or exclusively applicable to the Business and all Proprietary Rights owned or used by any of the Acquired Subsidiaries, including, without limitation, all Software Products, in each case together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world.

                Encumbrance: Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

                Governmental Entity: Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

                Indebtedness: With respect to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

                Knowledge: Means (i) in the case of an individual, to the best of such Person's knowledge and (ii) in the case of a Person other than a human being, to the best of such Person's knowledge after due inquiry of the executive officers of such Person.

                Material Adverse Effect: A material adverse effect on the business, operations or condition (financial or otherwise) of the Division, taken as a whole (it being agreed that a revenue decline experienced by the Division consistent with the revenue decline of the Division disclosed in the Division forecasts furnished by Seller to Purchaser on or prior to the date hereof shall not, in and of itself, be deemed to be a "Material Adverse Effect").

                Permitted Encumbrances: Means (i) Encumbrances for Taxes or other governmental charges, assessments or levies which are (A) not delinquent or (B) the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Business' financial statements, (ii) landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Encumbrances arising or incurred in the ordinary course of business, (iii) other Encumbrances the existence of which do not materially impair the operations of the Business in the ordinary course or the value of the Division Assets taken as a whole and (iv) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions. Notwithstanding the foregoing, any Encumbrance for Indebtedness as of the Closing will not be a Permitted Encumbrance.

                Person: An individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

                Proprietary Rights: Means all (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, trade names and domain names, and any registrations or applications for registration of any of the foregoing, together with all good will associated therewith; (iii) copyrights and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) trade secrets, know how and other confidential or proprietary information (including, without limitation, inventions, specifications, flow charts, designs, proposals, financial and marketing plans and customer and supplier lists and information); and (vii) copies and tangible embodiments of the foregoing (in whatever form or medium).

                Tax: Any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties or withholdings of any nature whatsoever imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.

                Tax Return: Shall mean any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

                U.S. GAAP: Generally accepted accounting principles, consistently applied, in the United States as promulgated by the Financial Accounting Standards Board, the Accounting Principles Board and other recognized sources for the promulgation of such generally accepted accounting principles.



                Other Definitions: The following terms have the meanings ascribed to them in the Sections noted:

                                                            Section
                                                            -------

                2001 Balance Sheet                            2.5(a)

                AAA                                           9.11

                Acquired Stock                                Recitals

                Acquired Subsidiary                           Recitals

                Acquired Subsidiaries                         Recitals

                Acquisition Proposal                          4.3(f)

                Actual Tangible Net Book Value                1.4(b)

                Agreement                                     Recitals

                Allocations                                   1.5

                Assumed Liabilities                           1.2(a)

                Authorizations                                2.11(a)

                Basket                                        8.2 / 8.3

                Benefit Plans                                 2.17(a)

                Business Marks                                5.11

                Cap Amount                                    8.2 / 8.3

                Cash Portion                                  1.3(a)

                Closing                                       7.1

                Closing Date                                  7.1

                Closing Date Balance Sheet                    1.4(b)

                Code                                          2.17(c)

                Contracts                                     1.1(a)(vii)

                Division                                      Recitals

                Division Assets                               1.1(a)

                Draft Closing Date Balance Sheet              1.4(b)

                Environmental Law                             2.19(b)

                Equipment                                     2.8(b)

                ERISA                                         2.17(a)

                Estimated Tangible Net Book Value             1.4(a)

                Excluded Assets                               1.1(b)

                Excluded Liabilities                          1.2(b)

                Expenses                                      7.3(b)

                Expiration Date                               7.2(c)

                Financial Statements                          2.5(a)

                Firm                                          1.4(b)

                Five Day Period                               4.3(c)

                Foreign Employee                              5.6(c)

                Foreign Transferred Employees                 5.6(a)

                Hazardous Material(s)                         2.19(c)

                HSR Act                                       5.3(b)

                Indemnification Deadline                      8.1

                Indemnified Party                             8.4(a)

                Indemnifying Party                            8.2 / 8.3 / 8.4(a)

                JAMS                                          9.11

                Letter Agreement                              1.1(a)(viii)

                Listing Rules                                 4.6(b)

                Losses                                        8.2 / 8.3

                Material Contract                             2.10(a)

                Merant Marks                                  5.12

                Merant Plan                                   5.6(f)

                Objection Notice                              1.4(b)

                Proceedings                                   2.14(a)

                Proprietary Rights Agreement                  6.1(f)

                Purchase Price                                1.3(a)

                Purchaser                                     Recitals

                Purchaser's 401(k) Plan                       5.6(f)

                Real Property                                 2.8(a)

                Release                                       2.19(d)

                Reorganization                                1.6(a)

                Scheduled Contract                            6.1(e)

                Securities Act                                3.5(a)

                Seller                                        Recitals

                Seller Disclosure Document                    4.6(b)

                Seller Representatives                        4.3(a)

                Software Products                             2.16(a)

                Stockholder Approval                          2.27

                Stockholders Meeting                          4.6(a)

                Subsidiary Agreements                         1.6(a)

                Superior Proposal                             4.3(g)

                Tangible Net Book Value                       1.4(a)

                Transferred Employees                         5.6(a)

                Transition Services Agreement                 6.1(f)

                UK Acquired Subsidiary                        1.6(a)

                UKLA                                          4.6(b)

                US Transferred Employees                      5.6(a)